Exhibit a(i)


                                Offer to Purchase
               Up to 18,772 Units of Limited Partnership Interest
                                       of
                      MRI BUSINESS PROPERTIES FUND, LTD. II
                                       for
                                $255.76 Per Unit
                                       by
                            DEFOREST VENTURES I L.P.

- --------------------------------------------------------------------------------
THE OFFER, WITHDRAWAL RIGHTS AND THE PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 30, 1995, UNLESS EXTENDED.
- --------------------------------------------------------------------------------

         This offer is being made pursuant to the terms of the settlement of a class action litigation described below. DeForest Ventures I L.P., a Delaware limited partnership (the "Purchaser"), hereby offers to purchase up to 18,772 of the outstanding Units of Limited Partnership Interest (the "Units") of MRI Business Properties Fund, Ltd. II, a California limited partnership (the "Partnership"), for $255.76 per Unit, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal as each may be supplemented or amended from time to time (which together constitute the "Offer"). The 18,772 Units sought pursuant to the Offer represent approximately 21% of the total Units outstanding as of June 2, 1995.

         In order to avoid a termination of the Partnership for federal income tax purposes, the Purchaser will not purchase Units pursuant to the Offer if, after giving effect such purchase, 50% or more of the outstanding interests in the Partnership would have been transferred in the 12-month period preceding the consummation of the Offer. In order to avoid such a tax termination while at the same time providing to each tendering Unitholder upon consummation of the Offer $255.76 (the "Cash Consideration") for each Unit tendered, the Purchaser has structured the Offer to include a non-recourse loan in the event that more than 16,154 of the outstanding Units (the "Transfer Limitation") are tendered. Accordingly, if more than 16,154 of the outstanding Units are tendered, the aggregate Cash Consideration paid to each tendering Unitholder will represent
(i) the Cash Consideration per Unit payable to purchase the number of Units tendered by such Unitholder which under the Transfer Limitation the Purchaser is permitted to purchase ("Purchase Proceeds"), and (ii) the proceeds of a non-recourse loan ("Loan Proceeds") to such Unitholder (a "Loan") equal to the Cash Consideration per Unit payable in respect of the Units tendered by such Unitholder which under the Transfer Limitation the Purchaser is not permitted to purchase (the "Retained Units"). The Loan will be secured only by the Retained Units. The acceptance of a Loan will not impose any personal liability on a tendering Unitholder for the payment of any principal or interest in respect of such Loan.

         The Offer is being made pursuant to the terms of a court approved Settlement Agreement (the "Settlement Agreement") which governs the terms and conditions of a settlement (the "Settlement") of the class action litigation (the "Action") entitled In Re DeForest Tender Offer Securities Litigation (Civil Action No. 1:94-CV-2983-JEC) filed in the United States District Court for the Northern District of Georgia, Atlanta Division, (the "Court").

         THE PARTNERSHIP IS RECOMMENDING THAT, FOR THE FOLLOWING REASONS, UNITHOLDERS NOT TENDER THEIR UNITS. As described in Section 9 of this Offer to Purchase, the Partnership has entered into a contract for the sale of one of its properties and a non-binding letter of intent for the sale of another property. It is anticipated that, if such sales close on the terms set forth in Section 9, the Partnership would distribute in excess of $350 per Unit in the aggregate to Unitholders from the net proceeds of such sales. Such amount is greater than the $255.76 per Unit Cash Consideration which will be paid to Unitholders who tender their Units pursuant to the Offer. In addition, the Partnership is currently marketing its remaining two properties. If all of the Partnership's properties are sold, the Partnership would be liquidated resulting in additional distributions to Unitholders. However, Unitholders who tender their Units will not be entitled to receive any distributions from the Partnership.







         The Offer is not conditioned upon any minimum number of Units being tendered. If more than 18,772 Units are validly tendered and not withdrawn, subject to the Transfer Limitation and the delivery of Loan Proceeds (as hereinafter defined), the Purchaser will accept for purchase on a pro rata basis 18,772 Units, subject to the terms and conditions herein.

         A Unitholder must tender all Units owned by such Unitholder in order for the tender to be valid.

         If necessary to effect the terms of the Settlement, and subject to obtaining the approval of the Court and/or counsel for the settling plaintiffs in the Action, the Purchaser may amend the Offer or extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units. Any such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934 (the "Exchange Act").

                          -----------------------------

         If you have any questions or need additional information, you may contact the Purchaser at:

                            DeForest Ventures I L.P.
                        (404) 916-9055 or (404) 850-9640

June 2, 1995







                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

INTRODUCTION...............................................................  1

THE TENDER OFFER...........................................................  4

     Section 1.  Terms of the Offer........................................  4
     Section 2.  Proration; Acceptance for Payment and Payment for Units...  5
     Section 3.  Procedures for Tendering Units............................  5
     Section 4.  Withdrawal Rights.........................................  7
     Section 5.  Extension of Tender Period; Termination; Amendment........  7
     Section 6.  Certain Federal Income Tax Consequences...................  8
     Section 7.  Effects of the Offer...................................... 11
     Section 8.  Future Plans.............................................. 12
     Section 9.  Certain Information Concerning the Partnership............ 12
     Section 10. Conflicts of Interest and Transactions with Affiliates.... 13
     Section 11. Certain Information Concerning the Purchaser.............. 14
     Section 12. Source of Funds........................................... 15
     Section 13. Background of the Offer................................... 17
     Section 14. Conditions of the Offer................................... 22
     Section 15. Certain Legal Matters..................................... 23
     Section 16. Fees and Expenses......................................... 23
     Section 17. Miscellaneous............................................. 23

Exhibit A    Form of Note and Security Agreement

Schedule 1   Information with respect to Directors and Executive
             Officers of DeForest Capital

Schedule 2   Financial Statements of the Purchaser and DeForest Capital

Schedule 3   Subject Partnerships






To the Holders of Units of
 Limited Partnership Interest
 of MRI Business Properties Fund, Ltd. II

                                  INTRODUCTION

         This offer is being made pursuant to the terms of the settlement of a class action litigation described below. DeForest Ventures I L.P., a Delaware limited partnership (the "Purchaser"), hereby offers to purchase up to 18,772 of the outstanding Units of Limited Partnership Interest (the "Units") of MRI Business Properties Fund, Ltd. II, a California limited partnership (the "Partnership"), for $255.76 per Unit, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal as each may be supplemented or amended from time to time (which together constitute the "Offer"). Holders of Units ("Unitholders") who tender their Units will not be obligated to pay any commissions or partnership transfer fees, which commissions and fees will be borne by the Purchaser. A Unitholder must tender all Units owned by such Unitholder in order for the tender to be valid.

         In order to avoid a termination of the Partnership for federal income tax purposes (see "THE TENDER OFFER - Section 6. Certain Federal Income Tax Consequences" for a discussion of the effects of such a termination), the Purchaser will not purchase Units pursuant to the Offer if, after giving effect to such purchase, 50% or more of the outstanding interests in the Partnership would have been transferred in the 12-month period preceding the consummation of the Offer. In order to avoid such a tax termination while at the same time providing to each tendering Unitholder upon consummation of the Offer $255.76 for each Unit tendered (the "Cash Consideration"), the Purchaser has structured the Offer to include a non-recourse loan in the event that more than 16,154 of the outstanding Units (the "Transfer Limitation") are tendered. Accordingly, if more than 16,154 of the outstanding Units are tendered, the aggregate Cash Consideration paid to each tendering Unitholder will represent (i) the Cash Consideration per Unit payable to purchase the number of Units tendered by such Unitholder which under the Transfer Limitation the Purchaser is permitted to purchase ("Purchase Proceeds"), and (ii) the proceeds of a non-recourse loan ("Loan Proceeds") to such Unitholder (a "Loan") equal to the Cash Consideration per Unit payable in respect of the Units tendered by such Unitholder which under the Transfer Limitation the Purchaser is not permitted to purchase (the "Retained Units"). The Loan will be secured only by the Retained Units. (See "THE TENDER OFFER - SECTION 1. Terms of the Offer" for further information relating to the Loans.) The acceptance of a Loan will not impose any personal liability on a tendering Unitholder for the payment of any principal or interest in respect of its Loan. Each Loan may be satisfied, at its maturity, by surrendering to the Purchaser the Retained Units or, at the sole option of the tendering Unitholder, by a payment in cash equal to the then outstanding balance of principal and accrued interest in respect of such Loan. In establishing the number of Units constituting the Transfer Limitation, the Purchaser took into account the historical transfer volume for Units, as well as the number of Units acquired by the Purchaser in the Original Tender Offer (as defined below) for Units, in order to continue to permit the historical level of transfers after the consummation of the Offer.

         The Offer is being made pursuant to the terms of a court approved Settlement Agreement (the "Settlement Agreement") which governs the terms and conditions of a settlement (the "Settlement") of the class action litigation (the "Action") entitled In Re DeForest Tender Offer Securities Litigation (Civil Action No. 1:94- CV-2983-JEC) filed in the United States District Court for the Northern District of Georgia, Atlanta Division, (the "Court"). Pursuant to the Settlement Agreement, Unitholders who tender their Units may also be entitled to an additional cash payment (the "Residual Settlement Premium"). The per Unit amount of the Residual Settlement Premium, which is not expected to be material, is dependent on the amount of attorney's fees awarded by the Court following expiration of the Offer and will be determined in accordance with the terms of the Settlement Agreement. (See "THE TENDER OFFER - Section 13. Background of the Offer".)

         The subject matter of the Action relates to tender offers for units of limited partnership interests in the Partnership and 18 other limited partnerships (collectively, the "Subject Partnerships") commenced by the Purchaser and an affiliated purchaser in October 1994 (the "Original Tender Offers"). (See "THE TENDER OFFER - Section 13. Background of the Offer").
Schedule 3 to this Offer to Purchase sets forth the names of the Subject Partnerships. As described in the Notice of Class Action and Hearing of Proposed







Settlement previously delivered to Unitholders in connection with the Action (the "Settlement Notice"), the Settlement, among other things, provides (i) Unitholders who did not tender their Units in the Original Tender Offer for Units with the opportunity to sell their Units pursuant to the Offer at a price equal to the price offered in the Original Tender Offer for Units plus $23.76 (the "Settlement Premium") and (ii) for payment of the Settlement Premium to each person who tendered Units in the Original Tender Offer for Units.

         THE PARTNERSHIP IS RECOMMENDING THAT, FOR THE FOLLOWING REASONS, UNITHOLDERS NOT TENDER THEIR UNITS. As described in Section 9 of this Offer to Purchase, the Partnership has entered into a contract for the sale of one of its properties and a non-binding letter of intent for the sale of another property. It is anticipated that, if such sales close on the terms set forth in Section 9, the Partnership would distribute in excess of $350 per Unit in the aggregate to Unitholders from the net proceeds of such sales. Such amount is greater than the $255.76 per Unit Cash Consideration which will be paid to Unitholders who tender their Units pursuant to the Offer. In addition, the Partnership is currently marketing its remaining two properties. If all of the Partnership's properties are sold, the Partnership would be liquidated resulting in additional distributions to Unitholders. However, Unitholders who tender their Units will not be entitled to receive any distributions from the Partnership.

         The Offer is not conditioned upon any minimum number of Units being tendered. If more than 18,772 Units are validly tendered and not withdrawn, subject to the Transfer Limitation and the delivery of Loan Proceeds, the Purchaser will accept for purchase on a pro rata basis 18,772 Units, subject to the terms and conditions herein.

         As discussed herein, the Purchaser is affiliated with the general partners of the Partnership and, accordingly, the general partners of the Partnership have certain conflicts of interest with respect to the Offer. The Partnership has indicated in its statement on Schedule 14D-9 filed with the Securities and Exchange Commission (the "Commission") that, because of the greater amount per Unit which may be distributed to Unitholders in respect of the properties under contract for sale discussed in Section 9 (in excess of $350 per Unit as compared to the $255.76 Cash Consideration) and the possibility of additional distributions to Unitholders resulting from a potential subsequent liquidation of the Partnership, it is recommending that Unitholders not tender their Units pursuant to the Offer. (See "THE TENDER OFFER - Section 9. Certain Information Concerning the Partnership".)

         The general partner of the Purchaser is DeForest Capital I Corporation, a Delaware corporation ("DeForest Capital") which is affiliated with NPI Equity Investments II, Inc. ("NPI Equity"), the entity which, on December 6, 1993, assumed management and obtained control of Montgomery Realty Company-84 and MRI Associates, Ltd. II, the general partners of the Partnership (together, the "General Partner"). (See "THE TENDER OFFER - Section 13. Background of the Offer".)

         Unitholders who desire liquidity may wish to consider the Offer. However, each Unitholder must make his or her own decision based upon such Unitholder's particular circumstances, including the Unitholder's own financial needs, other investment opportunities and tax position. Each Unitholder should consult with his or her own advisors, tax, financial or otherwise, in evaluating the terms of and whether to tender Units pursuant to the Offer.

         The $232 purchase price in the Original Tender Offer for Units (the "Original Purchase Price") was determined as a result of the Purchaser's own independent analysis. The Settlement Premium was determined and agreed to as part of the Settlement. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Cash Consideration. Unitholders are urged to consider carefully all of the information contained herein before accepting the Offer. (See "THE TENDER OFFER - Section 13. Background of the Offer".)


                                        2





         According to information supplied by the Partnership, of the 91,038 Units issued and outstanding, 64,750 of such Units are held by 5,243 Unitholders who are not affiliated with the Purchaser. The Purchaser and its affiliates own 26,333 Units, constituting approximately 29% of the Units outstanding.

         Certain information contained in this Offer to Purchase which relates to the Partnership, or represents statements made by the General Partner, has been derived from information provided to the Purchaser by the General Partner.

         Unitholders are urged to read this Offer to Purchase, the accompanying Letter of Transmittal and the Note and Security Agreement annexed hereto as Exhibit A carefully before deciding whether to tender their Units.

                                        3






                                THE TENDER OFFER

         Section 1. Terms of the Offer. Upon the terms of the Offer, and subject to the Transfer Limitation, the Purchaser will pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on June 30, 1995, unless, in order to effect the Settlement, and subject to obtaining the approval of the Court and/or counsel for the settling plaintiffs in the Action, the Purchaser extends the period of time during which the Offer is open. In the event the Offer is so extended, the term "Expiration Date" shall mean the latest time and date on which the Offer, as extended by the Purchaser, shall expire.

         If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

         The Offer is conditioned on  satisfaction  of certain  conditions.  See
Section 14, which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion, to waive any or all of such conditions. If, on or prior to the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser may
(i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase, or make a Loan with respect to, all Units validly tendered, or (iii) subject to obtaining the approval of the Court and/or counsel for the settling plaintiffs in the Action, extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended.

         If up to 16,154 Units are validly tendered and not withdrawn, upon consummation of the Offer, all Units tendered will be purchased for $255.76 per Unit. Subject to the proration requirements of Section 2, if more than 16,154 Units are validly tendered and not withdrawn, each tendering Unitholder will receive $255.76 for each Unit tendered in a combination of Purchase Proceeds and Loan Proceeds. The number of Units with respect to which a Unitholder will receive Purchase Proceeds will be determined by multiplying the number of Units tendered by such Unitholder by a fraction the numerator of which is 16,154 and the denominator of which is the total number of Units tendered pursuant to the Offer and not withdrawn. The balance payable to such Unitholder will be paid as Loan Proceeds.

         Each Loan will bear interest at the rate of 9% per annum. Interest and principal will not be due and payable prior to the scheduled maturity date of the Loan, except that the Loan shall become due upon certain bankruptcy events of the Unitholder and, in certain circumstances, on the demand of the Purchaser. Any distributions in respect of the Retained Units are required to be applied to pay outstanding amounts of interest and principal. Each Loan will mature by its terms on January 2, 1996, and will be payable by payment of cash in the principal amount of the Loan plus accrued interest thereon. If the Purchaser does not receive a cash payment in repayment of a Loan within 15 days from the date the Loan is due, the Purchaser will apply the Retained Units held in respect of such Loan against the amount due in full satisfaction of the Loan. EXCEPT THROUGH THE APPLICATION OF ANY DISTRIBUTIONS IN RESPECT OF RETAINED UNITS (AS DISCUSSED BELOW), THE LOANS WILL NOT BE PREPAYABLE. THE ACCEPTANCE OF A LOAN WILL NOT IMPOSE ANY PERSONAL LIABILITY ON A TENDERING UNITHOLDER FOR THE PAYMENT OF ANY PRINCIPAL OR INTEREST IN RESPECT OF ITS LOAN. EACH LOAN MAY BE SATISFIED, AT ITS MATURITY, BY SURRENDERING TO THE PURCHASER THE RETAINED UNITS OR, AT THE SOLE OPTION OF THE TENDERING UNITHOLDER, BY A PAYMENT IN CASH EQUAL TO THE THEN OUTSTANDING BALANCE OF PRINCIPAL AND ACCRUED INTEREST IN RESPECT OF SUCH LOAN.

         Any distribution payable to a Unitholder in respect of the Retained Units will be applied at the time such distribution is made first to accrued interest on the Loan and then to the principal amount of the Loan and

                                        4





any amounts remaining after such application will be remitted to the Unitholder. Each Unitholder will agree not to exercise its voting rights with respect to the Retained Units in favor of a dissolution of the Partnership or in any manner inconsistent with the terms of the Loan. Each Unitholder who tenders Units in accordance with the Offer, and does not withdraw such tender in accordance with the terms of Section 4, shall have irrevocably elected to receive the proceeds of the Loan if more than 16,154 Units are validly tendered and not withdrawn, and to be bound by the terms of the Loan, including the repayment thereof, the pledge of the Unitholder's Retained Units to secure such repayment, the application of distributions made in respect of the Retained Units and the limitation on voting rights as described above.

         The terms and  conditions of the Loan are set forth in the form of Note
and  Security   Agreement  attached  hereto  as  Exhibit  A,  which  Exhibit  is incorporated by reference herein in its entirety.

         Section 2. Proration; Acceptance for Payment and Payment for Units. If the number of Units validly tendered on or prior to the Expiration Date and not withdrawn is 18,772 or less, subject to the Transfer Limitation and the delivery of Loan Proceeds, the Purchaser will accept for payment, subject to the terms and conditions of the Offer, all Units so tendered.

         If the number of Units validly tendered on or prior to the Expiration Date and not withdrawn exceeds 18,772, subject to the Transfer Limitation and the delivery of Loan Proceeds, the Purchaser will accept for payment, subject to the terms and conditions of the Offer, Units so tendered on a pro rata basis (with such adjustments to avoid purchase of fractional Units).

         The Purchaser will deliver the Cash Consideration for Units validly tendered and not withdrawn in accordance with Section 4 as promptly as practicable following the Expiration Date. In all cases, Cash Consideration will be delivered only after timely receipt by Purchaser of a properly completed and duly executed Letter of Transmittal (or facsimile thereof), duly executed signature page for the Note and Security Agreement and any other documents required by the Letter of Transmittal. (See "Section 3. Procedures for Tendering Units".) Under no circumstances will interest be paid on the Cash Consideration by reason of any delay in making such payment.

         If any tendered Units are not purchased for any reason, the Letter of Transmittal with respect to such Units will be destroyed by the Purchaser. However, Retained Units will be held by the Purchaser subject to the terms of a Unitholder's Loan. If for any reason acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 14, the Purchaser may retain tendered Units and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in Section 4; provided, however, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Cash Consideration in respect of Units tendered or return such Units promptly after termination or withdrawal of the Offer.

         Section 3.  Procedures for Tendering Units.

         Valid Tender. To validly tender Units, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), duly executed signature page for the Note and Security Agreement and any other documents required by the Letter of Transmittal, must be received by the Purchaser on or prior to the Expiration Date. A Unitholder must tender all Units owned by such Unitholder in order for the tender to be valid.

         Signature Requirements. If the Letter of Transmittal and signature page for the Note and Security Agreement is signed by the registered holder of the Units and payment is to be made directly to that holder, then no notarization or signature guarantee is required on the Letter of Transmittal. Similarly, if the Units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no notarization or signature guarantee

                                        5





is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal and signature page for the Note and Security Agreement must either be notarized or guaranteed by an Eligible Institution.

         In order for a tendering Unitholder to participate in the Offer, Units must be validly tendered and not withdrawn on or prior to the Expiration Date, which is 12:00 Midnight, New York City time, on June 30, 1995.


         The method of delivery of the Letter of Transmittal, signature page for the Note and Security Agreement and all other required documents is at the option and risk of the tendering Unitholder and delivery will be deemed made only when actually received by the Purchaser.

         A tendering Unitholder will be notified after the Expiration Date as to the number of such Unitholder's Units, if any, which were not purchased but which are being held by the Purchaser as Retained Units for a Loan to such Unitholder. Such notice will also provide the principal amount of any such Loan.

         Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding with respect to payment of the Cash Consideration and the Residual Settlement Premium, a tendering Unitholder must provide the Purchaser with such Unitholder's correct taxpayer identification number by completing the Substitute Form W-9 included in the Letter of Transmittal. (See the Instructions to the Letter of Transmittal and "Section 6. Certain Federal Income Tax Consequences".)

         FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Cash Consideration plus the Residual Settlement Premium, plus the amount of Partnership liabilities allocable to each Unit tendered, each Unitholder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Unitholder's taxpayer identification number and address and that the Unitholder is not a foreign person. (See the Instructions to the Letter of Transmittal and "Section 6. Certain Federal Income Tax Consequences".)

         Other Requirements. By executing a Letter of Transmittal, a tendering Unitholder irrevocably appoints the designees of the Purchaser as such Unitholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Units for payment. Upon such acceptance for payment, all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchaser will, as to such Units, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of Unitholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Units, the Purchaser must be able to exercise full voting rights with respect to such Units, including voting at any meeting of Unitholders then scheduled. In addition, by executing a Letter of Transmittal, a Unitholder also assigns to the Purchaser all of the Unitholder's rights to receive distributions from the Partnership with respect to Units which are purchased pursuant to the Offer. (See "Section 6. Certain Federal Income Tax Consequences" and "Section 9. Certain Information Concerning the Partnership".)

         By executing a Letter of Transmittal, a Unitholder irrevocably agrees to accept the proceeds of a Loan in respect of its Retained Units on the terms and conditions set forth in the Note and Security Agreement. Such Unitholder also directs the Partnership to deliver any and all distributions payable on the

Retained Units to the Purchaser for credit against amounts outstanding in respect of the Loan, and the Purchaser may, in the name and behalf of such Unitholder, execute and deliver to the Partnership a written confirmation of such direction. In addition, by executing a Letter of Transmittal, a Unitholder appoints the designees of the Purchaser as its attorney-in-fact (such appointment being coupled with an interest, and irrevocable) to execute and cause to be filed and recorded any and all documents on behalf of the Unitholder

                                        6





and to take any and all other actions reasonably deemed necessary by the Purchaser to perfect or continue the perfection of the security interest in the Retained Units that secures any Loan made to such Unitholder. FURTHERMORE, BY EXECUTING A LETTER OF TRANSMITTAL, A UNITHOLDER WHO HAS PREVIOUSLY REQUESTED EXCLUSION FROM THE SETTLEMENT WILL BE DEEMED TO HAVE REVOKED SUCH REQUEST AND THEREUPON BE BOUND BY THE SETTLEMENT AND ALL ORDERS AND FINAL JUDGMENTS RENDERED IN THE ACTION.

         Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form (including, without limitation, the proper execution of the Note and Security Agreement) or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchaser nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

         A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser on the terms set forth in the Offer.

         Section 4.  Withdrawal  Rights.  Except as  otherwise  provided in this
Section 4, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after June 30, 1995.

         For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Purchaser at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

         If purchase of, or payment for, Units is delayed for any reason or if the Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Purchaser and may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this
Section 4; provided, however, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Cash Consideration in respect of Units tendered or return such Units promptly after termination or withdrawal of the Offer.

         Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following any of the procedures described in Section 3 at any time prior to the Expiration Date.

         Section 5. Extension of Tender Period; Termination; Amendment. If necessary to effect the terms of the Settlement, and subject to obtaining the approval of the Court and/or counsel for the settling plaintiffs in the Action, the Purchaser may amend the Offer or extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units. Any such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

                                        7






         If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Purchaser may retain tendered Units and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in Section 4; provided, however, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Cash Consideration in respect of Units tendered or return such Units promptly after termination or withdrawal of the Offer.

         If the Purchaser makes a material change in the terms of the Offer (which change may only be made with approval of the Court and/or counsel for the settling plaintiffs in the Action) or if there is a material change in the information concerning the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to securityholders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

         Section 6. Certain Federal Income Tax Consequences. The following summary is a general discussion of certain federal income tax consequences of a sale of Units pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, practice and procedures and judicial authority as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances or to certain types of Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. EACH UNITHOLDER SHOULD CONSULT HIS OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF SELLING UNITS AND RECEIVING A LOAN PURSUANT TO THE OFFER.

         A taxable Unitholder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Unitholder's "amount realized" on the sale and (ii) the Unitholder's adjusted tax basis in the Units sold. The amount of a Unitholder's adjusted tax basis in Units sold pursuant to the Offer will vary depending upon the Unitholder's particular circumstances, and will be affected by both allocations of Partnership income, gain or loss and any cash distributions made to a Unitholder for 1995 with respect to such Units. The "amount realized" with respect to a Unit sold pursuant to the Offer will be a sum equal to the amount of cash received by the Unitholder for the Unit plus the amount of Partnership liabilities allocable to the Unit (as determined under Code Section 752). If a Unitholder receives a Loan pursuant to the Offer and later transfers ownership of the Retained Units to the Purchaser in satisfaction of the Loan, the unpaid balance (including accrued and unpaid interest) of such Loan would be includible in the Unitholder's amount realized on such subsequent sale, but interest accrued on the Loan may be non-deductible as personal interest. (See the discussion of certain tax aspects of the Loan below.) However, assuming no principal payments are made on a Loan prior to maturity, the amount of interest is anticipated to be only approximately $53 per $1,000 loaned.

         Based on the results of Partnership operations through December 31, 1994, and without giving effect to Partnership operations or transactions since that time, it is estimated that, depending on the Unitholder's date of entry into the Partnership, a taxable Unitholder who or which sells Units pursuant to the Offer that were acquired by such Unitholder at the time of the Partnership's


                                        8





original offering of Units will recognize a loss for federal income tax purposes of between $273.84 per Unit for those admitted in November 1984 and $332.54 per Unit for those admitted in June 1985 less, in each case, the amount of the Residual Settlement Premium. It also is estimated that such Unitholder has "suspended" passive activity losses (i.e., post-1986 net taxable losses in excess of statutorily provided "phase-in" amounts) from the Partnership of $176 per Unit (subject to reduction to the extent such Unitholder utilized any of such losses to offset passive activity income from other investments). Once the Unitholder sells all his Units, such losses should no longer be subject to the passive activity loss limitation, and therefore should be deductible by such Unitholder from his other income subject to any other applicable limitations. However, if a Unitholder is unable to sell all of his Units pursuant to the Offer, such losses will not be deductible (except to the extent of the Unitholder's passive activity income from other sources) until the Retained Units are transferred to the Purchaser upon maturity of the Unitholder's Loan in 1996 or are otherwise sold. (See the discussion of the passive activity loss limitation below and "Section 7. Effects of the Offer".) Tendering Unitholders will be allocated a pro rata share of the Partnership's taxable income or loss with respect to Units sold pursuant to the Offer through the effective date of the sale, even though such Unitholders will assign to the Purchaser their right to receive cash distributions with respect to such Units.

         The foregoing estimates do not reflect the estimated gain, which will be passive activity income, of $153 per Unit that will be allocated to Unitholders, including tendering Unitholders, for 1995 if the sales of the properties under contract discussed in Section 9 of this Offer to Purchase are consummated prior to the Expiration Date. As indicated, such allocations will be made to tendering Unitholders with respect to Units sold pursuant to the Offer even though the Purchaser will receive any related cash distributions.

         The gain or loss recognized by a Unitholder on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if the Unit was held by the Unitholder as a capital asset. Such capital gain or loss will be treated as long-term capital gain or loss if the tendering Unitholder's holding period for the Unit exceeds one year. Under current law, long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum marginal federal income tax rate of 28%, whereas the maximum marginal federal income tax rate for other income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.


         If any portion of the amount realized by a Unitholder is attributable to "unrealized receivables" (which includes depreciation recapture) or "substantially appreciated inventory" as defined in Code Section 751, then a portion of the Unitholder's gain or loss may be ordinary rather than capital. It is possible that the basis allocation rules of Code Section 751 may result in a Unitholder's recognizing ordinary income with respect to such items while recognizing a larger capital loss with respect to the remainder of the Unit, even though such Unitholder has an overall loss on the sale.

         The portion of the Residual Settlement Premium that is received by a Unitholder with respect to the Retained Units, if any, will be taxable to a Unitholder as ordinary income even if the Unitholder later transfers the Retained Units in satisfaction of the Loan and even if such transfer results in the Unitholder's recognition of a capital loss.

         If tendering Unitholders receive Loans, they will be allocated a pro rata share of the Partnership's taxable income or loss for all of 1995 with respect to the Retained Units even though any cash distributions with respect to such Units will be applied against the Loans. Amounts so applied might not be deductible, and, if the Retained Units are transferred to Purchaser in 1996 at a loss, such loss would not offset the taxable income (if any) allocated to a Unitholder in 1995 on account of the Retained Units. (See the discussion of certain tax aspects of the Loans below.)


                                        9





         Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year, and closely held corporations may not offset such losses against so-called "portfolio" income. A loss recognized by a Unitholder upon a sale of a Unit pursuant to the Offer can be currently deducted (subject to other applicable limitations) to the extent of such Unitholder's taxable income from the Partnership for that year, and gain recognized by a Unitholder upon such sale can be offset by such Unitholder's passive activity losses (if any) from the Partnership. If a Unitholder disposes of all his Units pursuant to the Offer, such Unitholder generally will be able to deduct his remaining passive activity losses (if any) from the Partnership that could not previously be deducted by such Unitholder due to the foregoing limitation. However, if more than 16,154 Units are tendered pursuant to the Offer, a tendering Unitholder will be unable to sell all of his Units in 1995 upon consummation of the Offer. In that event, a tendering Unitholder with "suspended" passive activity losses from the Partnership will be unable to deduct such losses until the Retained Units are transferred to the Purchaser in satisfaction of the Unitholder's Loan in 1996, or are otherwise sold.

         A taxable Unitholder (other than corporations and certain foreign individuals) who tenders Units may be subject to 31% backup withholding unless the Unitholder provides a taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that he is awaiting a TIN. A

Unitholder may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. If a Unitholder who is subject to backup withholding does not properly complete and sign the Substitute Form W-9, the Purchaser will withhold 31% from payments to such Unitholder.

         Gain realized by a foreign Unitholder on a sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering Unitholder unless the Unitholder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Unitholder's TIN, that such Unitholder is not a foreign person and the Unitholder's address. Amounts withheld would be creditable against a foreign Unitholder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

         If Loans are made to Unitholders, amounts withheld by the Purchaser from payments to a Unitholder with respect to the Retained Units will be applied against the principal balance of the Unitholder's Loan, and, if such Loan is later satisfied by the Unitholder's transfer of the Retained Units, will be paid by the Purchaser to the Internal Revenue Service at that time.

         If more than 16,154 Units are validly tendered and not withdrawn, only a pro rata portion of the tendered Units will be treated by the Purchaser as purchased pursuant to the Offer. The excess of the Cash Consideration paid to each tendering Limited Partner over the amounts attributable to the purchased Units will be received as the proceeds of nonrecourse Loans secured by a pledge of the Retained Units. The Purchaser intends to treat the Loans as debt instruments for federal income tax purposes. Nevertheless, a taxing authority may assert that 100% of the tendered Units must be treated as sold pursuant to the Offer. If such an assertion were to prevail, all Units tendered would be treated for income tax purposes as having been sold in 1995, and the Partnership would be treated as having terminated for income tax purposes when the Loans were made. The effect of a tax termination on the Partnership and, therefore, on non-tendering Unitholders and tendering Unitholders as to the Retained Units, would include a reduction in the Partnership's depreciable tax basis in its properties and a lengthening of the period of time over which the Partnership recognizes depreciation deductions for tax purposes. A termination of the Partnership for income tax purposes also could have the adverse effect on Unitholders whose tax year differs from the calendar year of the inclusion of more than one year of the Partnership's tax items in one tax return of such Unitholders. In addition, a tax termination could have the adverse effect on Unitholders who subsequently dispose of their Units at a gain of requiring them to treat a greater portion of such gain as ordinary income (due to the application of Code Section 735) than would be required under Code Section 751 (discussed above).


                                       10






         Assuming that the Loans are respected as debt for tax purposes, it is unclear whether a Unitholder will be entitled to deduct interest accruing thereon before such interest is paid, which would be at maturity of the Loan or in the event cash distributions are made with respect to the Retained Units. The deductibility of interest paid by a Unitholder will depend on how the Unitholder uses the Loan proceeds (i.e., whether the Unitholder uses the Loan proceeds to pay personal expenses or make additional investments, and, if the latter, whether such investments are "passive activity" or "portfolio" investments). Personal interest is generally nondeductible, and there are limitations on the deductibility of investment interest and interest allocable to passive activities. Unitholders should consult their tax advisors concerning the application of these rules and limitations to their particular circumstances.

         If a Loan is treated as indebtedness incurred by a tax-exempt Limited Partner to acquire or improve property, income from such property will be taxable to the tax-exempt Unitholder as unrelated debt-financed income within the meaning of Code Section 514. Tax-exempt Unitholders should consult their tax advisors with respect to the tax consequences of tendering Units pursuant to the Offer.

         A taxable Unitholder who satisfies a Loan by transferring the Retained Units to the Purchaser will recognize gain or loss upon such transfer under the rules discussed above, with the then outstanding Loan balance (including any accrued and unpaid interest) being treated as an amount realized by the Unitholder on the transfer of the Retained Units.

         Section 7.  Effects of the Offer.

         Limitations on Resales. Pursuant to authority contained in the Partnership Agreement, the General Partner restricts transfers of Units if a transfer, when considered with all other transfers during the same applicable twelve-month period, would cause a termination of the Partnership for federal or applicable state income tax purposes (which termination may occur when 50% or more of the Units are transferred in a twelve-month period). If the secondary market in private transactions were to become more active, sales of Units on the secondary market for the twelve-month period following completion of the Offer may be limited. The Partnership will not process any requests for recognition of substitution of Unitholders upon a transfer of Units during such twelve-month period which the General Partner believes may cause a tax termination. In determining the Transfer Limitation, the Purchaser took this restriction into account so as to permit transfers of up to 910 of the outstanding Units to occur prior to January 1996 without violating this restriction.

         Effect on Trading Market. There is no established public trading market for the Units and, therefore, a reduction in the number of Unitholders should not materially further restrict the Unitholders' ability to find purchasers for their Units.

         Control of all Unitholder Voting Decisions by Purchaser; Effect of Affiliation with General Partner. Like Units acquired in the Original Tender Offer for Units, the Purchaser will have the right to vote each Unit purchased pursuant to the Offer. As a result of the Original Tender Offer for Units, the Purchaser is in a position to significantly influence all voting decisions with respect to the Partnership. Consummation of the Offer may further enhance such voting influence. Accordingly, the Purchaser could (i) prevent non-tendering Unitholders from taking action they desire but that the Purchaser opposes and
(ii) take action desired by the Purchaser but opposed by non-tendering Unitholders. Under the Partnership Agreement, Unitholders holding a majority of the Units are entitled to take action with respect to a variety of matters. When voting on such matters, the Purchaser will vote Units owned and acquired by it in its interest, which, because of its affiliation with the General Partner, will also likely be in the interest of the General Partner. However, in connection with the Original Tender Offers, the Purchaser has agreed for the benefit of non-tendering Unitholders, and the Purchaser hereby reaffirms such agreement, that (i) it will vote its Units against any proposal (including a proposal by the Purchaser, the General Partner and any affiliates thereof) to increase the existing fees and other compensation presently received by the General Partner and any of its affiliates from the Partnership, and (ii) with respect to any other matter proposed by the Purchaser, the General Partner or any of their affiliates, the Purchaser will vote its Units in proportion to the votes cast by other Unitholders. Except for the foregoing, no

                                       11





other limitations are imposed on the Purchaser's right to vote each Unit purchased, including any vote on the removal of the General Partner.

         The Units are registered under the Exchange Act, which requires, among other things, that the Partnership furnish certain information to its Unitholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Unitholders. Purchase of Units pursuant to the Offer will not result in the Units becoming eligible for deregistration under the Exchange Act.

         Section 8. Future Plans. The Purchaser is acquiring the Units pursuant to the Offer in connection with the Settlement and otherwise for investment purposes. Subject to the limitation on resales discussed in Section 7, following the completion of the Offer, the Purchaser may acquire additional Units. Any such acquisition may be made through private purchases or by any other means deemed advisable; provided, however, as part of the Settlement, the Purchaser has agreed not to initiate or participate (as a member of any group or as an investor or creditor of the tender offer(s)) in any tender offer for Units for a period of 24 months following the Expiration Date, except in response to a tender offer by a party who is not an affiliate of the Purchaser. Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer. Except as set forth in Section 9, neither the Purchaser nor the General Partner has any present plans or intentions with respect to a liquidation, sale of assets or refinancing of any of the Partnership's properties. However, the Purchaser believes that consistent with its fiduciary obligations the General Partner will continue to review any opportunities such as sales or refinancings and will seek to maximize returns to investors in the Units. The General Partner's stated intentions are to manage the Partnership's assets to maximize capital appreciation, improve property operations and reduce Partnership debt. See "Section 10. Conflicts of Interest and Transactions with Affiliates" for certain information concerning the General Partner's potential conflict of interest with respect to sales or refinancings.

         Section 9. Certain Information Concerning the Partnership. The Partnership was organized on June 28, 1984, under the laws of the State of California. Its principal executive offices are located at 5665 Northside Drive, N.W., Suite 370, Atlanta, Georgia 30328. Its telephone number is (404) 916-9050.

         The Partnership's primary business is real estate related operations.

         Unitholders are referred to the financial and other information included in the Partnership's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, and the Partnership's Quarterly Report on Form 10-Q for the six months ended March 31, 1995. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Partnership's Marriott Riverwalk property is currently under contract for sale to an unaffiliated third party. The purchase price for the property is $49,600,000 with anticipated net proceeds to the Partnership of approximately $30,000,000. The Marriott Riverwalk sale, which is expected to occur no later than June 30, 1995, is subject to customary closing conditions including, title, survey and environmental review. The Partnership has also entered into a non-binding letter of intent for the sale of its Marriott Somerset property. The purchase price for this property is $25,000,000 with anticipated net proceeds to the Partnership of approximately $2,500,000. The Marriott Somerset sale will be subject to satisfactory completion of the buyer's due diligence reivew. In addition, the Partnership is currently marketing for sale its interests in the Holiday Inn Crowne Plaza property and the Radisson South property. The Partnership is not currently party to a letter of intent or sales agreement with respect to such interests and there can be no assurance that either of these interests will be sold. The Partnership's interests in each such property, however, has been offered to the Partnership's unaffiliated joint venture partner in such property pursuant to such partner's right of first offer on terms which would in each case provide the Partnership with net proceeds of

                                       12





approximately $2,500,000. The Purchaser has been advised that, if the foregoing sales are consummated, the Partnership intends to distribute the net proceeds from such consummated sales to the partners of the Partnership pursuant to the terms of the Partnership Agreement. Assuming that all of the sales referred to above are consummated on the terms indicated above, the distribution amount per Unit would be approximately $569 in the aggregate (representing $329, $27, $27 and $186 per Unit in respect of the Marriott Riverwalk, Marriott Somerset, Holiday Inn Crowne Plaza and Radisson South properties, respectively). However, Unitholders who tender their Units will not be entitled to receive any distributions from the Partnership.

         Section 10. Conflicts of Interest and Transactions with Affiliates. The General Partner, the Purchaser and their affiliates have conflicts of interest with respect to the Offer as set forth below.

         Conflicts of Interest With Respect to the Offer. The General Partner has a conflict of interest with respect to the Offer, including as a result of its affiliation with the Purchaser. (See "Section 13. Background of the Offer".)

         Voting by the Purchaser. As a result of the Original Tender Offers, the Purchaser is in a position to significantly influence all Partnership decisions on which Unitholders may vote. Consummation of the Offer may further enhance such voting influence. However, the Purchaser has agreed, for the benefit of non-tendering Unitholders that (i) it will vote its Units against any proposal (including a proposal by the Purchaser, the General Partner and any affiliates thereof) to increase the existing fees and other compensation presently received by the General Partner and any of its affiliates from the Partnership, and (ii) with respect to any other matter proposed by the Purchaser, the General Partner or any of their affiliates, the Purchaser will vote its Units in proportion to the votes cast by other Unitholders. Except for the foregoing, no other limitations are imposed on the Purchaser's right to vote each Unit purchased, including any vote on the removal of the General Partner. (See "Section 7. Effects of the Offer".)

         Repayment of Tender Offer Loan. A loan (the "Original DeForest Loan") was obtained by the Purchaser in connection with the Original Tender Offers. (See "Section 13. Background of the Offer".) On May 8, 1995, following the expiration of the draw down period for the Original Deforest Loan, the agreement governing the Original DeForest Loan (the "Original Loan Agreement") was amended (as amended, the "Amended Loan Agreement") to provide for additional debt financing (such additional debt financing together with the Original DeForest Loan being referred to herein as, the "Amended DeForest Loan") for the purchase of units by the Purchaser in the Settlement Tender Offers (as defined in Section
13). The Purchaser services the Amended DeForest Loan with Purchaser Cash Flow and Tender Cash Flow (as defined in Section 12). One of several possible sources of Tender Cash Flow is the Purchaser's distributable portion of the proceeds of any sales or refinancings of Partnership properties attributable to Units owned by the Purchaser. Consequently, a conflict of interest may exist for the General Partner in determining whether and when to sell and/or refinance the Partnership's properties. Any such conflict, however, may be mitigated by the fact that (i) proceeds from the sale or refinancing of properties owned by other Subject Partnerships may be available to the Purchaser (see "Section 12. Source of Funds."), (ii) there exist other repayment sources, including capital contributions from the Purchaser's partners, (iii) certain of the Purchaser's partners have agreed to advance funds to the Purchaser in order to enable the Purchaser to make timely interest payments, and (iv) the Purchaser may be able to refinance all or a portion of the Amended DeForest Loan. (See "Section 9. Certain Information Concerning the Partnership" for a description of certain pending property sales and other transactions under consideration by the Partnership.)

         Distributions upon Sales or Refinancings. As mentioned above, one source of Tender Cash Flow is the Purchaser's distributable portion of the proceeds of any sales or refinancings of Partnership properties attributable to Units owned by the Purchaser. The Amended Loan Agreement provides that the Purchaser is required to make a prepayment on the Amended DeForest Loan of an amount equal to 75% (100% in the case of a refinancing) of the Purchaser's distributable portion of the proceeds of such sale or refinancing, whether or not distributed by the Partnership. Consequently, unless the Purchaser otherwise has funds available to make

                                       13





such a required prepayment, a conflict of interest may exist for the General Partner in determining whether and when to cause the Partnership to distribute the proceeds of any such sale or refinancing to the Partnership's partners. (See "Section 9. Certain Information Concerning the Partnership" for a description of certain pending property sales and other transactions under consideration by the Partnership.)

         Transactions with Affiliates. The General Partner of the Partnership, an affiliate of the Purchaser, owns a 2% interest in the Partnership and thus receives, as a continuing interest in the Partnership, an amount equal to a 2% allocation of the Partnership's profits and losses, and 2% of distributions. The General Partner and its affiliates are also entitled to be reimbursed for certain expenses and to receive certain fees pursuant to the terms of the Partnership Agreement; however, as a result of the Settlement, the General Partners and their affiliates will no longer be entitled to receive a portion of such expense reimbursements to the extent such expenses exceed the amount reimbursed during the 1994 fiscal year, subject to increases for inflation. (See "Section 13. Background of the Offer" for a discussion of the material terms of the Settlement.)

         For information as to the amounts paid to the General Partner and its affiliates during the last three fiscal years and the six months ended March 31, 1995, see Note 2 to the Financial Statements of the Partnership in the Form 10-K of the Partnership for the fiscal year ended September 30, 1994 and Note 2 to the Financial Statements of the Partnership in the Form 10-Q of the Partnership for the six months ended March 31, 1995.

         As part of the Settlement, the General Partners have agreed to provide the Partnership with a credit line of $150,000 for each property directly or indirectly owned by the Partnership (currently $600,000 subject to reduction if the transactions discussed in Section 9 are consummated). (See "Section 13. Background of the Offer" for a discussion of the material terms of the Settlement.)

         Section 11. Certain Information Concerning the Purchaser. The Purchaser

was organized for the purpose of acquiring the Units in the Original Tender Offers. The principal executive office of the Purchaser and DeForest Capital is at 5665 Northside Drive, N.W., Suite 370, Atlanta, Georgia 30328. DeForest Capital was organized for the purpose of acting as the general partner of the Purchaser.

         For certain information concerning the directors and executive officers of DeForest Capital, the general partner of the Purchaser, see Schedule 1 to this Offer to Purchase.

         For certain financial information concerning the Purchaser and DeForest Capital, see Schedule 2 to this Offer to Purchase.

         The Purchaser has entered into agreements with Lisle Payne and Janet Larson (the "Former Affiliates"), two former affiliates of Fox Realty Investors ("FRI"), an affiliate of the General Partner, pursuant to which the Purchaser has agreed to pay to the Former Affiliates the portion of any distribution received by the Purchaser or its affiliates on account of the Units owned by the Purchaser or its affiliates which are attributable to capital contributions by such Former Affiliates to restore the deficit in a general partner's capital account. (See "Section 13. Background of the Offer" for a discussion of the General Partner's capital account restoration obligations.) Pursuant to each such agreement, the Purchaser will receive approximately $60,000 per year from each Former Affiliate until February 1998.

         Except as otherwise set forth herein, (i) neither the Purchaser, DeForest Capital, to the best of Purchaser's knowledge, the persons listed on
Schedule 1 nor any affiliate of the foregoing beneficially owns or has a right to acquire any Units, (ii) neither the Purchaser, DeForest Capital, to the best of Purchaser's knowledge, the persons listed on Schedule 1, nor any affiliate thereof or director, executive officer or subsidiary of DeForest Capital has effected any transaction in the Units within the past 60 days, (iii) neither the Purchaser, DeForest Capital, to the best of Purchaser's knowledge, any of the persons listed on Schedule 1, nor any director or executive officer of DeForest Capital has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option

                                       14





arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser, DeForest Capital or, to the best of Purchaser's knowledge, the persons listed on Schedule 1, on the one hand, and the Partnership or its affiliates, on the other hand, and (v) there have been no contracts, negotiations or transactions between the
Purchaser, DeForest Capital or, to the best of Purchaser's knowledge, the persons listed on Schedule 1, on the one hand, and the Partnership or its

affiliates,   on  the  other  hand,   concerning  a  merger,   consolidation  or
acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

         QAL Associates and QALA II Associates, each an affiliate of the Purchaser with an address at 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753, own 17 and 40 Units, respectively.

         Section 12. Source of Funds. As described in Section 13, in connection with the Original Tender Offers, the Purchaser obtained the Original DeForest Loan in the original principal amount of $21,223,858, and DeForest II (as defined in Section 13) obtained a loan (the "Original NPI Loan", and together with the Original DeForest Loan, the "Original Loans") in the original principal amount of $13,250,690, in each case from Kidder Peabody Mortgage Capital Corporation ("Kidder"). Kidder subsequently assigned the Original Loans to
PaineWebber Real Estate Securities Inc. (the "Lender"), the successor in interest to Kidder. On May 8, 1995, following the expiration of the draw down period for the Original Loans, the Original Loans were amended to provide for additional debt financing to be used in connection with consummation of the Settlement, including consummation of the Settlement Tender Offers. The aggregate principal amount of the Amended DeForest Loan and the "Amended NPI Loan" (defined as the Original NPI Loan as increased by the additional debt financing allocated to DeForest II) may not exceed $55 million. Subject to such limitation and to reduction by the amount of additional debt financing allocated to DeForest II in connection with consummation of the Settlement by DeForest II, the maximum increase in the principal amount of the Original DeForest Loan will be approximately $19,019,000, of which approximately $14,655,000 is available for the Settlement Tender Offers.

         Approximately $4,801,127 in the aggregate would be required by the Purchaser to purchase or make a Loan with respect to the 18,772 Units sought pursuant to the Offer, if tendered. The Purchaser may obtain up to approximately $4,131,547 of such aggregate amount from the additional debt financing subject to reduction dependent upon the amount of the additional debt financing allocated to DeForest II to consummate the other Settlement Tender Offers and the success of the Purchaser in the other Settlement Tender Offers. Any funds required by the Purchaser to consummate the Offer and the other Settlement Tender Offers in excess of the amount available to it from the additional debt financing will be obtained from the Purchaser's partners.

         The Amended DeForest Loan and the Amended NPI Loan (together, the "Amended Loans") are governed by the terms of the Amended Loan Agreement. Except as indicated below, the terms of the Amended Loans, including the covenants of the respective borrowers and the terms relating to interest and maturity, are not materially different from the terms which governed the Original Loans prior to execution of the Amended Loan Agreement. Any changes in such terms are generally reflective of the increased principal amount of the Amended Loans as well as the additional collateral for the Amended Loans to be acquired by the respective borrowers in the Settlement Tender Offers and to be pledged to the Lender.

         The Amended DeForest Loan and the Amended NPI Loan are cross-defaulted and cross-collateralized. The Amended DeForest Loan and the Amended NPI Loan are each due and payable on November 21, 1995. However, the respective borrowers have the right to extend the Amended Loans for two consecutive one-year periods provided that the Amended Loans are not in default. Interest on each Amended Loan accrues monthly and is payable in arrears at a rate per annum equal to 250 basis points over LIBOR through November 21, 1995, 350 basis points over LIBOR through November 21, 1996 (if extended through such date) and 450 basis points over LIBOR through November 21, 1997 (if extended through such date). As of May 16, 1995 the LIBOR rate was 6.0625% per annum.

                                       15






         The Lender is also entitled to additional interest on the Amended Loans in the form of a residual fee. Payment of the Lender's additional interest, however, is subordinate to the prior return of the aggregate capital contributions received by the Purchaser and DeForest II, together with a 15% per annum return thereon. The residual fee consists of the greater of 20% or a specified percentage of Tender Cash Flow until the Lender has received a 17% per annum rate of return. The specified percentage to be received by the Lender will be based upon the actual monthly outstanding balance of the Amended Loans and the period of time during which the Amended Loans were outstanding, and will continue to be paid to the Lender after its receipt of a 17% per annum rate of return. "Tender Cash Flow" is the amount to be received by the Purchaser with respect to the units of limited partnership interest acquired in the Original Fox Tender Offers and acquired or held by the Purchaser in connection with the Settlement Tender Offers (together with the units of limited partnership interest acquired by DeForest II in the Original NPI Tender Offers and the Settlement Tender Offers, the "Tendered Units"), whether in the form of distributions from the NPI Partnerships or as proceeds from the sale or other disposition of such Tendered Units.

         Although the Amended Loans are prepayable at any time without premium or penalty, a prepayment is required upon the occurrence of certain events. The Purchaser is required to prepay the outstanding principal amount of the Amended DeForest Loan utilizing Purchaser Cash Flow (as defined herein), if any, remaining after its application to the payment of interest on the Amended Loans. Further, whether or not distributed to the Purchaser, 75% (increased from 60% in connection with entering into the Amended Loan Agreement) of the Purchaser's distributable portion of the net proceeds of a sale (and 100% of the net proceeds of a refinancing) of a property owned by a Fox Partnership is required to be applied in prepayment of the Amended DeForest Loan. (See "Section 10. Conflicts of Interest and Transactions With Affiliates" for a discussion of certain potential conflicts of interest resulting from the Purchaser's obligation to prepay the Amended DeForest Loan with the proceeds of sales or refinancings of Partnership properties.) "Purchaser Cash Flow" means the cash revenues, with certain exceptions, to be received by NPI-AP Management, L.P. ("NPI-AP Management"), an affiliate of the Purchaser, and by certain other entities affiliated with NPI less allowable operating expenses.
Each of NPI-AP and NPI have guaranteed the Amended Loans.

         As collateral  security for the Amended Loans,  among other things, the

Purchaser and DeForest II have pledged and collaterally assigned the Tendered Units (or upon acquisition thereof pursuant to the Settlement Tender Offers will pledge and collaterally assign Tendered Units) to the Lender, and their respective partners have pledged all partnership interests in the borrowers. As additional collateral security, all outstanding shares of the common stock of NPI Equity (and its parent NPI) and all partnership interests in NPI-AP Management have been pledged to the Lender by the holders thereof.

         The Amended Loan Agreement contains customary affirmative and negative reporting and operational covenants. The Amended Loan Agreement also provides that certain actions (i.e., bankruptcy or insolvency and default under mortgage indebtedness) by Subject Partnerships having in the aggregate an Attributed Net Value (as defined below) of more than 20% of the Attributed Net Value of all Subject Partnerships constitute a default under the Amended Loans. "Attributed Net Value" of any Subject Partnership represents the purchase price actually paid by the Purchaser or DeForest II for Tendered Units of a Subject Partnership multiplied by the number of Tendered Units actually acquired at such price.

         The Purchaser and DeForest II have timely made all required payments of principal and interest on the Original Loans. The Purchaser anticipates that, over the remaining course of the Amended Loans or any refinancing thereof, the allocable share of sale or refinancing proceeds to be received by it or by DeForest II on account of Tendered Units, together with the Purchaser Cash Flow available to service the Amended Loans, will continue to be sufficient to retire the principal balance of the Amended Loans or any replacement loans. However, it is the Purchaser's belief that unless properties owned by one or more of the Subject Partnerships are sold or refinanced, repayment of the Amended Loans will be dependent upon the ability of the Purchaser or DeForest II to obtain replacement financing. (See "Section 10. Conflicts of Interest and Transactions with Affiliates" for a discussion of certain potential conflicts of interest resulting from consummation of the Original DeForest Loan.) There are 84 individual properties owned by the Subject Partnerships. Neither the General

                                       16





Partner nor the Purchaser is aware of any property owned by a Subject Partnership which is contemplated for current sale other than the following:

                  (i) Century Properties Fund XIV has entered into contracts for the sale of its Greenbriar Plaza and Duck Creek properties for purchase prices of $1,060,000 and $2,240,000 respectively. The anticipated net proceeds to the partnership from these sales is expected to be approximately $925,000 from the Greenbriar Plaza sale and 1,950,000 from the Duck Creek sale. The sales are subject to customary closing conditions, including title, survey and environmental review;

                  (ii) Century Properties Growth Fund XXII has entered into a contract for the sale of its Monterey Village property for a purchase price of $10,500,000 with anticipated net proceeds to the partnership of approximately $3,200,000. The sale is contingent upon the buyer's satisfactory completion of its due diligence review;

                  (iii) As discussed in Section 9, the Partnership has entered into a contract for the sale of its Marriott Riverwalk property for a purchase price of $49,600,000 with anticipated net proceeds to the Partnership of approximately $30,000,000, and has entered into a non-binding letter of intent for the sale of its Marriott Somerset property for $25,000,000 with anticipated net proceeds to the partnership of approximately $2,500,000. The sale of the Marriott Riverwalk is subject to customary closing conditions, and the sale of the Marriott Somerset will be contingent upon the buyer's satisfactory completion of its due diligence review. The Partnership is also currently marketing its interests in both its Holiday Inn Crowne Plaza property and its Radisson South property; and

                  (iv) MRI Business Properties Fund, Ltd. III ("MRI III") has entered into a contract for the sale of its Embassy Suites property for a purchase price of $19,600,000 with anticipated net proceeds to the partnership of approximately $19,500,000. The sale is contingent upon the buyer's satisfactory completion of its due diligence review. MRI III is also currently marketing its interest in its Holiday Inn Crowne Plaza property.

         In addition, neither the Purchaser nor Deforest II has made any plans or arrangements to refinance the Amended Loans. Assuming all of the foregoing properties which are under contract or subject to letters of intent are sold for the purchase prices indicated and the proceeds of such sales are distributed by the respective partnerships, the Purchaser's share of such proceeds on account of units currently owned in such partnerships, together with the Purchaser's share of the proceeds from the April 1995 sale of Plumtree Apartments by Century Properties Fund XV, would aggregate approximately $17,950,000 .

         Section 13.  Background of the Offer.

         Acquisition of Control. On December 6, 1993, NPI Equity, a wholly-owned subsidiary of NPI, an affiliate of the Purchaser, assumed management and obtained control of the General Partner of the Partnership, the respective general partners of the other Subject Partnerships set forth on Schedule 3 under the heading "Fox Partnerships" (together with the Partnership, the "Fox Partnerships"), and certain other affiliated partnerships, by being appointed as substitute managing partner of FRI, a partner of the General Partner and the direct or indirect general partner of certain of the other Fox Partnerships and such other affiliated partnerships, and by entering into a voting trust agreement with the beneficial owners of the outstanding shares of stock of Fox Capital Management Corporation ("FCMC"), another direct or indirect general partner of certain of the other Fox Partnerships and such other affiliated partnerships. Three of the eleven former individual general partners of FRI are limited partners of the Purchaser.

         In connection with the acquisition by NPI Equity of management and control of the Fox Partnerships and such other affiliated partnerships, NPI Realty Advisors, Inc. ("NPI Realty"), an affiliate of NPI Equity, acquired for cash and notes an aggregate of approximately $10,800,000 of loans made by FRI and/or FCMC to the Fox Partnerships and such other affiliated partnerships (the

"Partnership  Advances") for the outstanding  balance of such loans.  All of the

                                       17





Partnership Advances have since been repaid by the borrower thereof from, among other sources, the proceeds of the sales of certain properties of the Fox Partnerships and such other affiliated partnerships.

         On October 12, 1994, NPI sold one-third of its stock to an affiliate of Apollo Real Estate Advisors, L.P. ("Apollo"). (See Item 1. "Business - Subsequent Events" of the Partnership's Form 10-K for the fiscal year ended September 30, 1994 for additional information with respect to this transaction.) Certain individual beneficial owners of NPI and an entity affiliated with Apollo formed both the Purchaser and DeForest Capital on September 30, 1994 for the purpose of making the Original Tender Offers.

         The Original Tender Offers. On October 17, 1994, the Purchaser commenced the Original Tender Offers for units of limited partnership interest in the Fox Partnerships (the "Original Fox Tender Offers"), and the Purchaser's affiliate, DeForest Ventures II L.P. ("DeForest II"), commenced the Original Tender Offers (the "Original NPI Tender Offers") for units of limited partnership interest in the Subject Partnerships set forth on Schedule 3 under the heading "NPI Partnerships" (the "NPI Partnerships"). The Original NPI Tender Offers and the Original Fox Tender Offers were consummated on November 18, 1994 and November 29, 1994, respectively.

         Original Tender Offer Financing. The Purchaser purchased the Units tendered in the Original Tender Offer for Units as well as the units of limited partnership interest tendered in the other Original Fox Tender Offers, in part, with the proceeds of the $21,223,858 Original DeForest Loan. The balance of the purchase price for such units was obtained through capital contributions from the Purchaser's partners. The Lender also provided the $13,250,690 Original NPI Loan to DeForest II in connection with DeForest II's purchase of units in the Original NPI Tender Offers. As of May 8, 1995, the outstanding principal balance of the Original DeForest Loan and the Original NPI Loan, was $21,223,858 and $12,403,079, respectively. As discussed in Section 12, prior to execution of the Amended Loan Agreement, the Original Loans were governed by terms not materially different from the terms governing the Amended Loans (see "Section 12. Source of Funds" for a discussion of the terms of the Amended Loans.)

         The Action. The Action consolidates two of the litigations filed in response to the Original Tender Offers. The following sets forth certain background information relating to such litigations:

                  The Ruben Action. On November 7, 1994, Plaintiffs Bonnie L. Ruben and Sidney Finkel (the "Original Ruben Plaintiffs") filed their original complaint (the "Ruben Action") with the Court entitled Bonnie L. Ruben, et. al.
v. DeForest Ventures I L.P., et. al. (Civil Action No 1:94CV-2983-JEC), alleging claims relating to the Original Fox Tender Offers on behalf of the limited partners in the Fox Partnerships. The complaint included claims for violation of

Section 14(e) of the Securities Exchange Act of 1934 against the tender offerors, for breach of fiduciary duties by the General Partners of the Fox Partnerships, for breach of the Partnership Agreements of the Fox Partnerships, and for aiding and abetting such breaches. The Original Ruben Plaintiffs moved for a temporary restraining order and a preliminary injunction to enjoin the Original Fox Tender Offers. On November 18, 1994, following a hearing, the Court denied the Original Ruben Plaintiffs' motion for a temporary restraining order enjoining the Original Fox Tender Offers and other matters, and scheduled a hearing on the Original Ruben Plaintiffs' preliminary injunction motion for November 28, 1994. On November 22, 1994, the Original Ruben Plaintiffs withdrew their motion for a preliminary injunction. On December 29, 1994, the Original Ruben Plaintiffs, joined by Plaintiff Robert Lewis (collectively, the "Ruben Plaintiffs"), filed their First Amended Complaint, alleging claims related both to the Original Fox Tender Offers and the Original NPI Tender Offers, on behalf of limited partners in the Fox Partnerships and the NPI Partnerships, respectively.

                  The Andrews Action. On December 16, 1994, a complaint (the "Andrews Action") was filed in the Court by Plaintiff James Andrews and others (the "Andrew Plaintiffs") with the Court entitled James Andrews, et. al. v. Fox Capital Management Corp., et al., (Civil Action No 1:94CV-3351-JEC), alleging similar claims to those alleged in the Ruben Action.


                                       18





         By order of the Court, dated February 23, 1995, the Ruben Action and the Andrews Action were consolidated.

         The Settlement also settles the two other class actions which were filed in response to the Original Tender Offers. The following sets forth certain background information relating to such litigations:

                  The Whiteside Action. On November 3, 1994, a complaint (the "Whiteside Action") was filed in the Superior Court of the State of California in and for the County of San Mateo entitled Whiteside, et al. v. Fox Capital Management Corp. (Case No. 390018), alleging claims under California state law in connection with the Original Fox Tender Offers on behalf of certain limited partners in the Fox Partnerships, and an amended complaint was filed in that action on December 28, 1994, alleging claims related both to the Original Fox Tender Offers and to the Original NPI Tender Offers, on behalf of certain limited partners of the Fox Partnerships and the NPI Partnerships, respectively. The court in the Whiteside Action denied plaintiff's motions for a temporary restraining order and a preliminary injunction to enjoin the Original Fox Tender Offers.

                  The Vernon Action. On November 22, 1994, a complaint (the "Vernon Action") was filed in the Illinois Circuit Court entitled Vernon v. DeForest Ventures I L.P., et. al. (No. 94 CH 0150592) containing allegations similar to those contained in the Action.


         Each defendant in the Action has at all times denied the allegations of wrongdoing and the merits of any and all claims asserted in the Action and in the Whiteside and Vernon Actions.

         The Settlement. After extensive arm's-length negotiations between counsel for the Plaintiffs in the various litigations and counsel for the Defendants, the parties to the litigations entered into an Amended Stipulation of Settlement dated as of March 14, 1995. As described in the Settlement Notice, the Settlement provides that in full and final disposition of all claims with respect to any transaction or occurrence constituting the subject matter of the Action, the following consideration was provided with respect to the Fox
Partnerships:

         Monetary Payment to Class Members who tendered in the Original Tender Offers. Each unitholder who tendered units of limited partnership interest in the Original Fox Tender Offers will receive a payment equal to the sum of the Settlement Premium plus the Residual Settlement Premium in the Settlement Tender Offer applicable to such unitholder's Fox Partnership. Accordingly, unitholders who tendered units in the Original Fox Tender Offers, and unitholders who tender units in the Settlement Tender Offers relating to the same Fox Partnership, will have received the same consideration with respect to tendered units which are purchased pursuant to such Offers.

         Settlement Tender Offers. The Purchaser was required to make the Offer, and similar tender offers (together with the Offer, the "Settlement Tender
Offers")   were   required  to  be  made  with  respect  to  the  other  Subject
Partnerships.

         Establishment of Credit Line. The respective general partners of the Fox Partnerships, or their affiliates, will provide a credit line to each Fox Partnership in an amount determined by multiplying $150,000 by the number of properties owned directly or indirectly by such Fox Partnership, with interest at the lesser of the prime rate plus 1% or the interest rate permitted under the respective partnership agreement of the Fox Partnerships for short term loans to such Fox Partnership by its general partners. The principal amount of such loans will be payable on the earliest to occur of either the sale or refinancing of any property owned by the applicable Fox Partnership or upon liquidation of such Fox Partnership. Interest on such loans will be payable out of first available cash flow or upon sale or refinancing of any property owned by the applicable Fox Partnership.

         Limitation on Expense Reimbursement. The annual amount of general and administrative expenses (other than that portion attributable to outside legal and accounting fees) which is reimbursable to the respective general partners of each Fox Partnership from such Fox Partnership may not exceed the amount reimbursed to such general partners during the 1994 fiscal year, subject to increases for inflation.

                                       19







         Prohibition on Roll-up Transactions. The respective general partners of the Fox Partnerships will adopt a policy of prohibiting the Fox Partnerships from entering into a Roll-up Transaction in which such general partners or their affiliates are a party prior to December 31, 1999, unless such transaction is approved by a majority of the limited partnership interests held by non-affiliates of such general partners. A Roll-up Transaction is defined to mean (i) any merger or consolidation of a Fox Partnership with any other entity if as a result thereof limited partners of such partnership will be issued securities in any other entity in exchange for, or as a distribution with respect to, the units of such partnership; or (ii) any sale of all or substantially all of the assets of a Fox Partnership to another entity if as a result thereof limited partners of such partnership will be issued securities in any other entity in exchange for, or as a distribution with respect to, the units of such partnership; or (iii) any transaction involving an exchange of units of a Fox Partnership for securities in any other entity whether through a voluntary exchange or otherwise; or (iv) any other similar transaction or series of transactions, if, as a result of a transaction or any series of related transactions, any of the limited partners of such partnership will be issued securities in any other entity in exchange for, or as a distribution with respect to, the units in such partnership; or (v) any sale of all or substantially all of the assets of a Fox Partnership or termination and dissolution of a Fox Partnership, if in either case, the general partner of such partnership or any of its affiliates has a material financial interest in such transaction (other than in its capacity as a general or limited partner in such partnership).

         Elimination of Fees. The respective general partners of the Fox Partnerships and their affiliates will not be entitled to any subordinated incentive fees otherwise payable pursuant to the respective partnership agreements of the Fox Partnerships.

         No Additional Tender Offers. Neither the Purchaser nor any of its affiliates will initiate or participate in (as a member of any group or as an investor in or creditor of the tender offeror(s)) any tender offer for the outstanding units of one or more of the Subject Partnerships after completion of the Settlement Tender Offers for a period of 24 months following the completion of the Settlement Tender Offers, except in response to a tender offer by a party who is not an affiliate of the Purchaser.

         At a May 19, 1995 hearing on the Settlement, the Court approved the Settlement and entered an order (the "Order") determining that the terms of the Settlement were fair, reasonable and adequate and dismissing the Action with prejudice. Unless an appeal is filed, the Court's order will become final, binding and non-appealable on June 19, 1995.

         Payment of Settlement Expenses. Depending on the number of units tendered in the Settlement Tender Offers, the Subject Partnerships will be obligated to pay a portion of Class Members' counsel's fees. In the case of the Partnership, such payment will not exceed $11,700.

         Establishment of Cash Consideration. The Purchaser has set the Cash Consideration at $255.76 per Unit as compared to the Original Purchase Price of

$232 per Unit in the Original Tender Offer for Units. As discussed above, the Cash Consideration was determined in connection with the Settlement and represents the price offered in the Original Tender Offer increased by the Settlement Premium. (See "Section 13. Background of the Offer".)

         As discussed in the Offer to Purchase relating to the Original Tender Offer for Units, the Original Purchase Price was established by analyzing a number of both quantitative and qualitative factors which existed at the time of the Original Tender Offers, including: (i) secondary market activity with respect to the Units; (ii) the lack of liquidity of, and lack of current income derived from, an investment in the Partnership; (iii) an estimate of the underlying value of the Partnership's assets; (iv) the costs to the Purchaser associated with acquiring the Units in the Original Tender Offer; and (v) the administrative costs of continuing to own the Partnership's assets through a publicly registered limited partnership.


                                       20





         Secondary sales activity has been very limited and sporadic. Since the Original Tender Offers, according to information obtained from trade publications that report on public real estate limited partnerships, Units that were transferred in the secondary market were sold at prices approximating the Original Purchase Price.

         Set forth below is updated information with respect to the underlying value of the Partnership's assets.

         The Purchaser is offering to purchase Units which are a relatively illiquid investment and which do not presently generate current income and is not offering to purchase the Partnership's underlying assets. The Purchaser, however, derived an estimated net value (the "Derived Value") for the
Partnership's assets. In determining the Derived Value, the Purchaser first calculated the "Adjusted Value" of each of the Partnership's properties. The Adjusted Values for each of the properties represents either the gross contract sales price for the property (Marriott Riverwalk and Marriott Somerset) or the price at which the property was offered to the Partnership's unaffiliated joint venture partner pursuant to such partner's right of first offer (Holiday Inn Crowne Plaza and Radisson South). In addition, the Adjusted Value for the Holiday Inn Crowne Plaza represents 25% (the Partnership's ownership interest in the property) of the price at which the property was offered to the Partnership's unaffiliated joint venture partner pursuant to such partner's right of first offer.

         The following table applies the method used by the Purchaser to determine the Adjusted Value.

- --------------------------------------------------------------------------------
         Property                      Year Built               Adjusted Value
- --------------------------------------------------------------------------------

Holiday Inn Crowne Plaza                  1986                    $11,000,000
- --------------------------------------------------------------------------------
Marriott Somerset                         1978                    $25,000,000
- --------------------------------------------------------------------------------
Radisson South                            1970                    $33,200,000
- --------------------------------------------------------------------------------
Marriott Riverwalk  Hotel                 1979                    $49,600,000
- --------------------------------------------------------------------------------


         To determine the Derived Value of the Partnership's assets, the Purchaser then added to the aggregate Adjusted Value the net amount of all cash and cash equivalents of the Partnership at March 31, 1995, which net amount equaled $6,772,000. Finally, the Adjusted Value was reduced by subtracting approximately $73,080,000 of long term debt of the Partnership outstanding at March 31, 1995. The resulting Derived Value of the Partnership's assets was approximately $52,492,000 or $565 per Unit (based upon the percentage of capital distributions to which Unitholders are entitled). The disparity between the Derived Value per Unit determined herein and the Derived Value of $347 per Unit set forth in the Offer to Purchase for the Original Tender Offer for Units results from the potential sales referred to above.

         No deduction was made in calculating the Derived Value on account of closing costs which would be incurred upon the sale by the Partnership of its properties, including brokerage commissions, title costs, legal fees and transfer taxes.

         Unitholders should also be aware that, in connection with Apollo's decision to make an investment in the Purchaser and its affiliates, Apollo retained an independent third party to conduct an equity analysis of, among other entities, the Partnership as of June 30, 1994. The foregoing analysis estimated the equity value of the Partnership at an amount equivalent to $429 per Unit. However, Unitholders are advised that this valuation was not prepared with a view toward public disclosure (including disclosure in this Offer) and that Apollo does not as a matter of course make public its internal valuations. The fact that Apollo commissioned this evaluation of the Partnership in connection with its decision to make an investment in the Purchaser and its affiliates should not be considered as an indication that either Apollo or the Purchaser considers this valuation as an accurate indicator of the net amount the Partnership could realize for its assets.


                                       21





         The Partnership Agreement provides, among other things, that upon dissolution of the Partnership subsequent to the sale of all of the Partnership's properties, the General Partner is required to contribute capital to the Partnership in an amount equal to any deficit then existing in its capital account. Through ownership of Units by the Purchaser, an affiliate of the General Partner, the potential liability of the General Partner and its affiliates is effectively reduced. Although there was a deficit in the capital account of the General Partner of $283,232 as of the end of the Partnership's last fiscal year (equal to $3.11 per Unit), such amount is subject to future reduction through allocation of a portion of the taxable gain, if any, that results from the sale by the Partnership of its properties under the Partnership Agreement. Consequently, the ultimate amount, if any, of the deficit and the date on which it would be paid are indeterminable. Accordingly, the Purchaser has attributed no value to this obligation in establishing the Cash Consideration.

         Pursuant to the Settlement Agreement, it was agreed that the Cash Consideration would be $255.76 reflecting the price offered in the Original
Tender Offer increased by the Settlement Premium. The Cash Consideration represents the price at which the Purchaser is willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Cash Consideration and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. The Purchaser did not attempt to obtain current independent valuations or appraisals of the underlying properties and other assets owned by the Partnership; however, the Purchaser is aware of the equity analysis referred to above. As indicated above, the Purchaser does not believe that such valuations or appraisals should be determinative as to the Purchaser's establishment of the Cash Consideration. Other measures of the value of the Units may be relevant to Unitholders. Unitholders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

         Partnership Recommendation. The Partnership has indicated in its Statement on Schedule 14D-9 filed with the Commission that, because of the greater amount per Unit which may be distributed to Unitholders in respect of the properties under contract for sale discussed in Section 9 of this Offer to Purchase (in excess of $350 per Unit as compared to the $255.76 Cash Consideration) and the possibility of additional distributions to Unitholders resulting from a potential subsequent liquidation of the Partnership, IT IS RECOMMENDING THAT UNITHOLDERS NOT TENDER THEIR UNITS PURSUANT TO THE OFFER.

         Section 14. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the acceptance of such Units for payment or the payment therefor, any of the following conditions exists:

                  (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the
         Partnership's Unitholders, or (iii) requires divestiture by the Purchaser of any Units;

                  (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court,

                                       22





         government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses
         (i) through (iii) of paragraph (a) above; or

                  (c) the Order shall not have become final, binding and non-appealable.

         The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties.

         Section 15.  Certain Legal Matters.

         General. Except as set forth in this Section 15, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Units thereunder. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 15.

         Antitrust.  The Purchaser  does not believe that the  Hart-Scott-Rodino

Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units contemplated by the Offer.

         Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

         State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, securityholders, principal executive offices or principal places of business therein. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Units tendered.

         Section 16. Fees and Expenses. The Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The Purchaser will pay all costs and expenses of printing and mailing the Offer.

         Section  17.   Miscellaneous.   The  Purchaser  is  not  aware  of  any
jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Units residing in such jurisdiction.


                                       23





         No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

         The Purchaser has filed with the Commission a Schedule 14D-1, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 9 hereof (except that they will not be available at the regional offices of the

Commission).


                                              DEFOREST VENTURES I L.P.


June 2, 1995




                                       24





                                                                       Exhibit A


                           NOTE AND SECURITY AGREEMENT

                                                                          , 1995

Loan # [          ]


     The undersigned borrower (the "Borrower"), for value received, promises to pay to DeForest Ventures I L.P., a Delaware limited partnership (the "Lender"), the Principal Amount of this Note as determined pursuant to Section 1 below, and accrued interest thereon, on the terms and conditions herein set forth.

     This Note evidences a non-recourse loan (the "Loan") made by the Lender to the Borrower in connection with the offer to purchase (the "Offer") units of limited partnership interest ("Units") of MRI Business Properties Fund, Ltd. II, a California limited partnership (the "Partnership"), made by the Lender pursuant to that certain Offer to Purchase dated June 2, 1995 and the accompanying Letter of Transmittal. The Borrower tendered Units in the Offer, certain of which, after application of the proration provisions of the Offer (the "Proration Provisions"), were accepted for purchase (the "Purchased Units") and certain of which (the "Retained Units"), after application of the Proration Provisions, were not accepted for purchase and are pledged hereby as collateral for the Loan evidenced by this Note.

     1. Principal Amount. The principal amount (the "Principal Amount") of this Note shall be that amount which is equal to the number of Retained Units multiplied by $255.76. The Principal Amount of this Note shall be due and payable on January 2, 1996 (the "Maturity Date"), and shall not be prepayable except through the application of "Distributions" (as defined below) in accordance with Section 7 of this Note.

     2. Interest. This Note shall bear interest at a rate per annum of 9%. Interest on this Note shall accrue from the date of this Note (which shall be the date which is two days after the Expiration Date (as defined in the Offer)

of the Offer) and shall be payable in arrears on the Maturity Date. Interest shall not be prepayable except through the application of Distributions in accordance with Section 7 of this Note. Interest will be computed on the basis of a 365-day year and the actual number of days elapsed.

     3. Payment of Principal and Interest. The Principal Amount of this Note, and accrued interest thereon, may be paid, at the election of the Borrower, EITHER (i) by delivery to the Lender on or after the Maturity Date but not later than January 17, 1996 of a certified check made payable to the Lender in an amount (the "Cash Payment Amount") equal to the sum of (x) the Principal Amount, plus (y) the amount of accrued interest on the Principal Amount through the date of payment, minus (z) the amount of all Distributions applied on or prior to the date of payment in accordance with Section 7 of this Note, OR (ii) by transferring ownership of the Retained Units to the Lender. In order for the Borrower to elect to make payment pursuant to the preceding clause (i), the Lender must receive the Cash Payment Amount on or prior to January 17, 1996. If the Cash Payment Amount is not so received by the Lender on or prior to such date, the Borrower shall be deemed to have elected the payment option set forth in clause (ii) above.

     4. Non-recourse. Anything contained herein to the contrary notwithstanding, no recourse shall be had for the payment of the Loan evidenced by this Note or for any claim based thereon or otherwise in respect thereof or for the payment or performance of any other obligation based on or in respect of the Loan, and no personal liability shall be asserted or enforceable, against (i) the Borrower or (ii) any officer, director, partner, shareholder or affiliate of the Borrower, and the enforcement of any judgment for breach by the Borrower of its obligations hereunder shall be made only against the Collateral. The foregoing provisions of this Section shall not prevent recourse to the Collateral or constitute a waiver, release or discharge of the Loan evidenced by this Note or impair in any manner any right, remedy or recourse the Lender may have against Borrower for actual fraud.

     5. Security Interest. In order to secure the due and punctual payment of all amounts due hereunder and performance of all other obligations of the Borrower under this Note, the Borrower hereby grants to the Lender a first priority security interest in all of the Borrower's right, title and interest in and to the Retained Units and all proceeds thereof (together, the "Collateral"). The Borrower represents and warrants that it owns and has full power and authority to pledge the Collateral and that, other than this pledge, the Collateral is free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof and is not subject to any adverse claims. The Lender will have all the rights of a secured party under the Uniform Commercial Code (as in effect in all applicable jurisdictions) with respect to the Collateral. The Borrower irrevocably appoints the designees of the Lender as the Borrower's attorney-in-fact to execute and cause to be filed or recorded any and all documents on behalf of the Borrower as may be necessary to perfect or continue the perfection of the security interest herein granted, including, without limitation, filing Uniform Commercial Code financing statements with respect to the Collateral on behalf of the Borrower, or without the signature of the Borrower, to the extent permitted by law.

     6. Delivery and Transfer of Collateral. Letters of Trans- mittal regarding the tendered Units have heretofore been delivered to the Lender. The Lender shall have the right at any time upon the occurrence of a failure by Borrower to make any payments hereunder when due (a "Default"), to endorse, assign or

                                        2





otherwise transfer to or register in the name of the Lender any or all of the Collateral. If the Lender has not timely received the Cash Payment Amount from the Borrower as provided in Section 3 of this Note then the Lender may endorse, assign or otherwise transfer the Retained Units to the Lender and cause the Retained Units to be registered in the name of the Lender. The Borrower hereby agrees with the Lender that the Partnership shall make an appropriate notation on the Partnership's Unit register which evidences the delivery and, when applicable, the transfer of the Collateral. If requested by the Lender, the Borrower will execute and deliver any assignment or other instrument reasonably requested by the Lender to confirm the validity of any action taken by the Lender pursuant to the provisions of this Section 6. The Borrower hereby agrees promptly to notify the Lender in writing prior to changing its address, principal place of business or chief executive office or name.

     7. Distributions. The Borrower agrees that all distributions, income, profits or proceeds paid or payable to the Borrower in respect of the Collateral ("Distributions") shall be applied by the Lender first to reduce the amounts owing hereunder in respect of accrued interest hereon and second, if any Distributions remain unapplied, to reduce the Principal Amount hereof. The
Lender shall remit all amounts remaining after such applications to the Borrower.

     8. Voting Rights. So long as no Default has occurred hereunder, the Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining the Collateral for any purpose not inconsistent with the terms or purpose of this Note; provided, however, that the Borrower shall not in any way exercise such rights in favor of a dissolution of the Partnership or in any manner which may have an adverse affect on the value of the Collateral or on the Lender's rights hereunder.

     9. Default; Acceleration. Upon the occurrence of a Default, all rights of the Borrower to exercise voting and other consensual rights shall cease without any action or the giving of any notice and such rights shall thereupon be vested in the Lender. Upon the commencement of any bankruptcy or similar proceeding (whether voluntary or involuntary) with respect to the Borrower, the insolvency of the Borrower or any assignment by the Borrower for the benefit of its creditors, the Principal Amount and all accrued interest hereon shall automatically and immediately become due and payable by the Borrower.


     10. Prepayment. Other than through the application of Distributions, this Note may not be prepaid in whole or in part.

     11. Joint and Several Liability. If this Note is signed by more than one Borrower, the obligations of each such Borrower hereunder shall be joint and several obligations of each such Borrower.

                                        3






     12. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and shall be delivered personally, by telecopier or by express courier service by registered or certified mail, return receipt requested, postage prepaid, as follows:

     (a) If to the Lender:

         DeForest Ventures I L.P.
         5665 Northside Drive, N.W.
         Suite 370
         Atlanta, Georgia  30328-5805

     (b) If to the Borrower, to the same address to which copies of the Offer were sent, unless another address is specified in a notice delivered to the Lender pursuant to Section 6 of this Note.

     All such notices and communications shall, when mailed or personally delivered, be effective upon receipt, or when telegraphed, telexed, or cabled, be effective upon confirmation of receipt by addressee or when sent by overnight courier, be effective one day after delivery to such courier, except that notices and communications to the Lender shall not be effective until received by the Lender.

     13. Miscellaneous.

     (a) The Borrower hereby waives diligence, presentment, demand, protest, notice of the acceptance of this Note and all other notices of any kind relating to the enforcement of this Note. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of any such right or of any other right hereunder and a waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

     (b) The Borrower agrees to pay on demand all costs and expenses (including legal costs and attorneys' fees) incurred or paid by the Lender in enforcing this Note.

     (c) This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

     (d) If any one or more of the provisions contained in this Note shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

     (e) The provisions of this Note may, from time to time, be amended, or compliance with any agreement or condition contained herein waived, with the

                                        4





written consent of the Lender and the Borrower.

     (f) This Note shall inure to the benefit of any successor or assign of the Lender and any other holder of this Note.

     (g) Upon request of the Lender, the Borrower shall execute and deliver any and all documents and instruments as the Lender may deem necessary to effectuate the terms of, and to carry out the intent of, this Note.

     (h) This Note may be executed in any number of counterparts, each of which together shall constitute a single instrument.

     (i) Nothing set forth in this Note shall be construed as a commitment by the Lender to make any advance or loan to or for the benefit of the Borrower other than the Loan to be made with respect to the Retained Units upon consummation of the Offer.

                                        5





                   NOTE AND SECURITY AGREEMENT SIGNATURE PAGE


     WITNESSETH,   the  undersigned  hereby  executes  this  Note  and  Security
Agreement as of the date first above written.


                                           BORROWER(1)


                                           -------------------------------------

                                           -------------------------------------

                                           -------------------------------------


                                           -------------------------------------

                                           -------------------------------------

                                           -------------------------------------

                                           -------------------------------------

                                           -------------------------------------

                                           -------------------------------------

                                           -------------------------------------
- --------
(1) Each Borrower must sign exactly as such Borrower's name appears on the face of the Letter of Transmittal.

                                        6





                                   Schedule 1

                        DIRECTORS AND EXECUTIVE OFFICERS


         Set forth below is the name, current business address, present principal occupation, and employment history for at least the past five years of each director and executive officer of DeForest Capital. Except for Mr. Koenigsberger, who is a citizen of Guatemala, each person listed below is a citizen of the United States.


                   Present Principal Occupation or Employment;
                      Material Occupation, Position, Office
                      or Employment for the Past Five Years


         Michael L. Ashner. Since October 1994, Mr. Ashner has been a Director, President and Co-Chairman of DeForest Capital and DeForest Capital II Corporation ("DeForest Capital II"), the general partner of the NPI Purchaser. Since June 1994, Mr. Ashner has been a Director, President and Co-Chairman of NPI, and since December 1984 has been a Director and President of NPI Equity. Mr. Ashner has also been a Director and executive officer of NPI Property Management Corporation ("NPI Management"), the general partner of NPI-AP Management, L.P., since April 1984, and is currently NPI Management's Chairman. Since 1981, Mr. Ashner has also served as President of Exeter Capital
Corporation, a firm which has organized and administered real estate limited partnerships. Mr. Ashner's business address is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753.


         Martin Lifton. Since October 1994, Mr. Lifton has been a Director and Chairman of DeForest Capital and DeForest Capital II, and since June 1994 has been a Director and Chairman of NPI. Since November 1991, Mr. Lifton has been a Director and executive officer of NPI Equity, and is currently NPI Equity's Chairman. Mr. Lifton has also been a Director and/or executive officer of NPI Management since November 1991, and is currently a Director and NPI Management's Co-Chairman. Mr. Lifton has also served as Chairman and President of The Lifton Company, a real estate investment firm, since January 1985, and as Chairman of The Bank of Great Neck, a Great Neck, New York bank, since March 1986. Mr. Lifton's business address is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753.

         W. Edward Scheetz. Mr. Scheetz has been a Director of DeForest Capital, DeForest Capital II, NPI and NPI Equity since October 1994. Since May 1993, Mr. Scheetz has been a limited partner of Apollo Real Estate Advisors, L.P. ("Apollo"), the managing general partner of Apollo Real Estate Investment Fund, L.P., a private investment fund. Mr. Scheetz has also served as a Director of Roland International, Inc. ("Roland"), a real estate investment company, since January 1994, as a Director of Capital Apartment Properties, Inc. ("CAP"), a multi-family residential real estate investment trust, since January 1994 and as a Director of Southwest Realty Corp. ("SRC"), an office portfolio real estate investment trust since January 1995. From 1989, to May 1993, Mr. Scheetz was a principal of Trammell Crow Ventures, a national real estate investment firm. Mr. Scheetz' business address is 1301 Avenue of the Americas, 38th floor, New York, New York 10019.

         Ricardo Koenigsberger. Mr. Koenigsberger has been a Director of DeForest Capital, DeForest Capital II, NPI and NPI Equity since October 1994. Since October 1990, Mr. Koenigsberger has been an associate of Apollo and of Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. For more than one year prior thereto, Mr. Koenigsberger was an associate with Drexel Burnham Lambert Incorporated. Mr. Koenigsberger's business address is 1301 Avenue of the Americas, 38th floor, New York, New York 10019.

                                        1






         Arthur N. Queler. Mr. Queler has been a Director, Executive Vice President, Secretary and Treasurer of DeForest Capital and DeForest Capital II since October 1994, and of NPI since June 1994. Mr. Queler has been a Director and executive officer of NPI Equity and NPI Management since December 1984 and April 1984, respectively. Mr. Queler has also served as President of ANQ Securities, Inc., a NASD registered broker-dealer firm which has been responsible for supervision of licensed brokers and coordination with a nationwide broker- dealer network for the marketing of NPI investment programs, since 1983. Mr. Queler's business address is 5665 Northside Drive, N.W., Suite 370, Atlanta, Georgia 30328.

         Lee S. Neibart.  Mr.  Neibart has been a Director of DeForest  Capital,

DeForest Capital II, NPI and NPI Equity since October 1994. Mr. Neibart has directed portfolio management for Apollo since 1993. From 1989 to 1993, Mr. Neibart also served as Executive Vice President and Chief Operating Officer of the Robert Martin Company, a private real estate development and management firm based in Westchester County, New York, and from 1982 to 1985 Mr. Neibart served as President of the New York Chapter of the National Association of Industrial Office Parks, a professional real estate organization. Mr. Neibart is also a Director of Roland, a Director of CAP and a Director of SRC. Mr. Neibart's business address is 1301 Avenue of the Americas, 38th floor, New York, New York 10019.

         G. Bruce Lifton. Since October 1994, Mr. Lifton has been a Director and Vice President of DeForest Capital and DeForest Capital II. Mr. Lifton has also been Vice President of NPI and NPI Equity since January 1991 and November 1991, respectively, and a Director and Vice President of NPI Management since June 1994. Mr. Lifton has also served as Vice President of The Lifton Company since September 1986. Mr. Lifton is a son of Martin Lifton and the brother of Steven Lifton. Mr. Lifton's business address is 5665 Northside Drive, N.W., Suite 370, Atlanta, Georgia 30328.

         Steven Lifton. Mr. Lifton has been a Vice President of DeForest Capital and DeForest Capital II since October 1994 and of NPI Management since June 1994. Since June 1994, Mr. Lifton has been a Director and Vice President of NPI. Mr. Lifton has been Vice President of NPI Equity since November 1991 and a Director since October 1994. Mr. Lifton has also served as Senior Vice President of The Lifton Company since September 1984 and as a Director of The Bank of
Great Neck since March 1986. Steven Lifton is a son of Martin Lifton and the brother of G. Bruce Lifton. Mr. Lifton's business address is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753.



                                       2




                              Schedule 2

      FINANCIAL STATEMENTS OF THE PURCHASER AND DEFOREST CAPITAL



                     INDEPENDENT AUDITORS' REPORT


The Partners
DeForest Ventures I L.P.


We have audited the accompanying balance sheet of DeForest Ventures I L.P., as of May 15, 1995, and the statements of income, changes in partners' capital and of cash flows for the periods from September 30, 1994 (inception) to December 31, 1994 and January 1, 1995 to May 15, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DeForest Ventures I L.P., as of May 15, 1995, and the results of its operations and its cash flows for the periods September 30, 1994 (inception) to December 31, 1994 and January 1, 1995 to May 15, 1995, in conformity with generally accepted accounting principles.



Tauber & Balser, P.C.


Atlanta, Georgia
May 26, 1995

                                 F-1


                       DEFOREST VENTURES I L.P.

                             BALANCE SHEET
                             MAY 15, 1995




                                ASSETS


Investments in limited partnerships . . . . . . . . . . .  $ 36,425,000

Cash. . . . . . . . . . . . . . . . . . . . . . . . . . .       407,000

Other assets. . . . . . . . . . . . . . . . . . . . . . .       818,000

Restricted cash . . . . . . . . . . . . . . . . . . . . .     4,364,000
                                                           ------------
                                                           $ 42,014,000
                                                           ============

                   LIABILITIES AND PARTNERS' EQUITY


Note payable. . . . . . . . . . . . . . . . . . . . . . .  $ 25,689,000

Accounts payable and accrued expenses . . . . . . . . . .     1,183,000

Accrued litigation settlement . . . . . . . . . . . . . .     4,350,000

Other liability . . . . . . . . . . . . . . . . . . . . .       123,000

Partners' equity. . . . . . . . . . . . . . . . . . . . .    10,669,000
                                                           ------------
                                                           $ 42,014,000
                                                           ============





                   SEE NOTES TO FINANCIAL STATEMENTS

                                 F-2


                       DEFOREST VENTURES I L.P.
                         STATEMENTS OF INCOME
                  JANUARY 1, 1995 TO MAY 15, 1995 AND
          SEPTEMBER 30, 1994 (INCEPTION) TO DECEMBER 31, 1994


                                          1995            1994
                                          ----            ----
REVENUES:

 Income from investments
   in partnerships . . . . . . . . .  $   100,000      $ 405,000
 Interest. . . . . . . . . . . . . .       23,000        117,000
                                      -----------      ---------
                                          123,000        522,000


EXPENSES:
 Interest . . . . . . . . . . . . . .   1,371,000        306,000
 General, administrative,
   and other. . . . . . . . . . . . .     389,000        106,000
                                      -----------      ---------
                                        1,760,000        412,000
                                      -----------      ---------

NET INCOME (LOSS) . . . . . . . . . . $(1,637,000)     $ 110,000
                                      ===========      =========

- --------------------------------------------------------------------------------

                       DEFOREST VENTURES I L.P.
              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                  JANUARY 1,1995 TO MAY 15, 1995 AND
          SEPTEMBER 30, 1994 (INCEPTION) TO DECEMBER 31, 1994


                                    GENERAL      LIMITED
                                    PARTNER      PARTNERS       TOTAL
                                    -------      --------       -----
PARTNERS' CAPITAL, BEGINNING . .   $      -   $         -   $         -

CAPITAL CONTRIBUTED. . . . . . .    119,000    11,781,000    11,900,000

NET INCOME . . . . . . . . . . .      1,000       109,000       110,000
                                   --------   -----------   -----------
PARTNERS' CAPITAL,
  DECEMBER 31, 1994. . . . . . .    120,000    11,890,000    12,010,000

CAPITAL CONTRIBUTED. . . . . . .          -       296,000       296,000

NET INCOME . . . . . . . . . . .    (16,000)   (1,621,000)   (1,637,000)
                                   --------   -----------   -----------

PARTNERS' CAPITAL,
  MAY 15, 1995                     $104,000   $10,565,000   $10,669,000
                                   ========   ===========   ===========

                   SEE NOTES TO FINANCIAL STATEMENTS

                                 F-3


                       DEFOREST VENTURES I L.P.
                       STATEMENTS OF CASH FLOWS

                  JANUARY 1, 1995 TO MAY 15, 1995 AND
          SEPTEMBER 30, 1994 (INCEPTION) TO DECEMBER 31, 1994

                                                  1995             1994
                                                  ----             ----
Cash flows from operating activities:
  Net income . . . . . . . . . . . . . . . .  $(1,637,000)    $   110,000
                                              -----------     -----------
  Adjustments:
  Undistributed earnings from partnership
   investments . . . . . . . . . . . . . . .     (100,000)       (404,000)
  Amortization . . . . . . . . . . . . . . .      101,000          29,000
  Changes in:
    Other assets . . . . . . . . . . . . . .       (5,000)              -
    Accounts payable and other liabilities .      999,000         306,000
                                              -----------     -----------
  Total adjustments. . . . . . . . . . . . .      995,000         (69,000)
                                              -----------     -----------
Net cash provided (used) by operating
   activities. . . . . . . . . . . . . . . .     (642,000)         41,000
                                              -----------     -----------
Cash flows from investing activities:
  Cash payments for investments
    in partnerships. . . . . . . . . . . . .     (606,000)    (30,963,000)
  Cash payments for organizational costs . .            -        (200,000)
  Cash restricted for investments. . . . . .   (4,364,000)              -
                                              -----------     -----------
Net cash used in investing activities. . . .   (4,970,000)    (31,163,000)
                                              -----------     -----------
Cash flows from financing activities:
  Proceeds from notes payable. . . . . . . .    4,466,000      21,224,000
  Proceeds from capital contributions. . . .      296,000      11,900,000
  Cash payments for loan fees. . . . . . . .      (44,000)       (701,000)
                                              -----------     -----------
Net cash provided from financing
 activities. . . . . . . . . . . . . . . . .    4,718,000      32,423,000
                                              -----------     -----------
Net increase (decrease) in cash
 and equivalents . . . . . . . . . . . . . .     (894,000)      1,301,000

Cash, beginning. . . . . . . . . . . . . . .    1,301,000               -
                                              -----------     -----------
Cash, ending . . . . . . . . . . . . . . . .  $   407,000    $  1,301,000
                                              ===========    ============
Supplemental disclosures of cash flow information:

Cash paid during the period for interest. . . $   554,000      $  151,000
                                              ===========    ============
Non-cash financing and investing activities:
  In 1995, accrued litigation settlement of $4,350,000 increased investments in limited partnerships.


                   SEE NOTES TO FINANCIAL STATEMENTS


                                 F-4


                       DEFOREST VENTURES I L.P.
                     NOTES TO FINANCIAL STATEMENTS
                             MAY 15, 1995


NOTE 1 - ORGANIZATION

DeForest Ventures I L.P., a Delaware Limited Partnership ("DeForest"), was formed on September 30, 1994 for the purpose of acquiring limited partnership units in various affiliated limited partnerships (the "Limited Partnerships"). The general partner of DeForest is DeForest Capital I Corporation ("DeForest Capital").

Concurrently with this transaction, DeForest Ventures II L.P.
("DeForest II"), a Delaware Limited Partnership, was formed for the purpose of acquiring limited partnership units in various other affiliated limited partnerships.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investment in Limited Partnerships:

Investment in limited partnership units are carried at the sum of the per unit purchase price plus acquisition costs adjusted for DeForest's share of earnings or losses.

Income recognition:

Income or loss on the limited partnership units owned are recognized quarterly based on the reported income or loss of the respective Limited Partnerships.

NOTE 3 - INVESTMENT IN LIMITED PARTNERSHIPS

DeForest holds limited partner units in various Limited
Partnerships that are accounted for on the equity method.
DeForest's cost was approximately equal to its share of the net assets.





                              F-5


                       DEFOREST VENTURES I L.P.
               NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                             MAY 15, 1995



NOTE 3 - INVESTMENT IN LIMITED PARTNERSHIPS (CONTINUED)

Summary financial information of the Limited Partnerships as of the quarter ended March 31, 1995 are as follows (000's omitted):

    Land and buildings . . . . . . . . . . . . .   $ 444,037
    Other assets . . . . . . . . . . . . . . . .      48,905
    Notes payable - real estate. . . . . . . . .    (347,554)
    Other liabilities. . . . . . . . . . . . . .     (17,874)
                                                   ---------
    Net assets . . . . . . . . . . . . . . . . .   $ 127,514
                                                   =========
    DeForest share of net assets . . . . . . . .   $  36,425
                                                   =========
    Net income for period. . . . . . . . . . . .   $     974
                                                   =========
    DeForest share of net income . . . . . . . .   $     100
                                                   =========

The limited partnerships are:

                                           Percentage     Carrying
                                             owned          value
                                           ----------     --------

Century Properties Fund XII . . . . . . .       34%      $ 1,955,000
Century Properties Fund XIII. . . . . . .       38         4,132,000
Century Properties Fund XIV . . . . . . .       37         3,484,000
Century Properties Fund XV. . . . . . . .       38         5,128,000
Century Properties Fund XVI . . . . . . .       31           689,000
Century Properties Fund XVII. . . . . . .       29         2,062,000
Century Properties Fund XVIII . . . . . .       24           461,000
Century Properties Fund XIX . . . . . . .       23         1,371,000
Century Properties Fund XXII. . . . . . .       18         1,357,000
MRI Business Properties Fund, Ltd.  . . .       27         4,503,000
MRI Business Properties Fund, Ltd. II . .       29         7,526,000
MRI Business Properties Fund, Ltd. III. .       25         4,757,000
                                                         -----------
                                                         $36,425,000

The limited partnerships are engaged in the business of owning and operating commercial and residential real estate.



                                  F-6


                       DEFOREST VENTURES I L.P.
               NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                             MAY 15, 1995



NOTE 4 - RESTRICTED CASH

Under the terms of the loan agreement, funds advanced are deposited to a restricted account and are used only for the acquisition of limited partnership units and associated costs. The balance at May 15, 1995 represents the expected outlay necessary to comply with the settlement of the litigation described in Note 7.

The restricted cash is invested in short-term highly liquid investments, consisting of U.S. Government securities. The carrying amount approximates fair value because of the short-term maturity of these investments.

NOTE 5 - NOTE PAYABLE

DeForest and DeForest II obtained loans of $21,224,000 and $13,251,000, respectively, which were used to fund the acquisition of units in the Limited Partnerships. Under the terms of the loans, interest at a rate per annum of 250 basis points over LIBOR is payable monthly. As of May 15, 1995 the LIBOR rate was 6.0625%. The lender is also entitled to additional interest on the amended loans in the form of a residual fee. Payment of the residual fee is subordinate to the return of capital contributions together with a 15% return thereon. The additional interest is calculated on a formula basis and has been accrued to achieve a minimum 17% per annum effective rate of return. The formula could result in additional interest greater than a 17% per annum return.

Principal is payable upon receipt of proceeds from sales of properties in the Limited Partnerships. The loans are cross defaulted and cross-collateralized with all the tendered limited partnership units. The obligation of DeForest II at May 15, 1995 was $13,709,000. All outstanding common stock and partnership interests of certain affiliates are pledged as additional collateral. The loans are due November 21, 1995, with a right to extend for two consecutive one-year periods. The basis points over LIBOR increase 100 points with each extension.

On May 8, 1995, the loans were amended to provide for the additional debt financing to be used in connection with the consummation of the settlement of the litigation described in Note
7. As amended, the lender has agreed to provide up to an aggregate of an additional $20,525,452 of financing to DeForest and DeForest II.

                                 F-7


                       DEFOREST VENTURES I L.P.
               NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                             MAY 15, 1995


NOTE 6 - RELATED PARTIES


Shareholders who control DeForest Capital also control the managing general partner of all of the Limited Partnerships.

NOTE 7 - LITIGATION

On May 19, 1995, a settlement was approved by the U.S. District
Court for the Northern District of Georgia for a class action for claims relating to tender offers made for the purchase of limited partnership units in the Limited Partnerships. Pursuant to the terms of the settlement, in consideration for dismissal and release of all claims made in the class action, among other things, DeForest will pay additional amounts to each unit holder who tendered their units of the Limited Partnerships. Total payments to be made under the settlement are approximately $4,350,000, which has been accrued by DeForest. In addition, a second tender offer will be made to all holders of limited partnership units in the Limited Partnerships who had not previously sold their shares at prices in excess of the initial tender price. Unless an appeal is filed, the Court's order will become final, binding, and non-appealable on June 19, 1995.




                              F-8


                     Independent Auditors' Report


Board of Directors
DeForest Capital I Corporation


We have audited the accompanying balance sheet of DeForest Capital I Corporation, as of May 15, 1995. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of

DeForest Capital I Corporation, as of May 15, 1995, in conformity with generally accepted accounting principles.


Tauber & Balser, P.C.


Atlanta, Georgia
May 26, 1995




                              F-9


                    DEFOREST CAPITAL I CORPORATION
                             BALANCE SHEET
                             MAY 15, 1995




                              ASSET


   Investment in DeForest Ventures I L.P.  . . . . . .   $   104,000
                                                         ===========



                         STOCKHOLDERS' EQUITY


   Capital stock, par value $.01,
     7,500 shares authorized, 600
     issued and outstanding  . . . . . . . . . . . . .   $         6
   Additional paid in capital  . . . . . . . . . . . .     1,118,994
   Notes receivable from stockholders. . . . . . . . .    (1,000,000)
   Deficit . . . . . . . . . . . . . . . . . . . . . .       (15,000)
                                                         -----------
                                                         $   104,000
                                                         ===========

- --------------------------------------------------------------------------------

                    DEFOREST CAPITAL I CORPORATION
                     NOTES TO FINANCIAL STATEMENT
                             MAY 15, 1995


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICY

DeForest Capital I Corporation ("DeForest Capital I"), a Delaware

Corporation, was incorporated on September 30, 1994 and serves as the general partner of DeForest Ventures I L.P. ("DeForest").
DeForest was formed for the purpose of acquiring limited partnership units in various limited partnerships (the "Limited
Partnerships").

NOTE 2 - STOCKHOLDERS' EQUITY

Shareholders of DeForest Capital I have contributed $119,000 in cash and $1,000,000 in negotiable demand promissory notes.

NOTE 3 - RELATED PARTIES

Shareholders who control DeForest Capital I also control the general partners of all of the Limited Partnerships.


                               F-10

NOTE 4 - INVESTMENT IN DEFOREST I

DeForest has a 1% investment as the general partner in DeForest I that is accounted for on the equity method. The investment is carried at cost, adjusted for its share or earnings or losses.

Summary financial information of DeForest I as of May 15, 1995 is as follows (000's omitted):


    Investment in limited partnerships . . .  $ 37,813
    Cash . . . . . . . . . . . . . . . . . .       407
    Cash, restricted for investments . . . .     4,364
    Other assets . . . . . . . . . . . . . .       818
    Note payable . . . . . . . . . . . . . .   (25,689)
    Accrued litigation settlement. . . . . .    (4,350)
    Other liabilities. . . . . . . . . . . .    (1,306)
                                              --------
    Net assets . . . . . . . . . . . . . . .  $ 10,669
                                              ========



NOTE 5 - LITIGATION

On May 19, 1995, a settlement was approved by the U.S. District Court for the Northern District of Georgia for a class action for claims relating to tender offers made for the purchase of limited partnership units in the Limited Partnerships. Pursuant to the terms of the settlement, in consideration for dismissal and release of all claims made in the class action, among other things, DeForest will pay additional amounts to each unit holder who tendered their units of the Limited Partnerships. In addition, a second tender offer will be made to all holders of limited partnership units in the Limited Partnerships who had not previously sold their shares at prices in excess of the initial tender price. Unless an appeal is filed, the Court's order will become final, binding, and non-appealable on June 19, 1995.
















                              F-11






                                   Schedule 3


                              Subject Partnerships




                                NPI PARTNERSHIPS

                         National Property Investors II

                         National Property Investors III

                         National Property Investors 4

                         National Property Investors 5

                         National Property Investors 6

                         National Property Investors 7

                         National Property Investors 8


                                FOX PARTNERSHIPS

                         Century Properties Fund XII

                         Century Properties Fund XIII

                         Century Properties Fund XIV

                         Century Properties Fund XV

                         Century Properties Fund XVI

                         Century Properties Fund XVII

                         Century Properties Fund XVIII

                         Century Properties Fund XIX

                         Century Properties Growth Fund XXII

                         MRI Business Properties Fund, Ltd.

                         MRI Business Properties Fund, Ltd. II

                         MRI Business Properties Fund, Ltd. III





         The Letter of Transmittal, signature page for the Note and Security Agreement and any other required documents should be sent or delivered by each Unitholder or his broker, dealer, commercial bank, trust company or other nominee to the Purchaser at its address set forth below:





                            DEFOREST VENTURES I L.P.

                      By Hand, Mail (insured or registered
                       recommended) or Overnight Delivery:

                            DeForest Ventures I L.P.
                                   c/o Gemisys
                            7103 South Revere Parkway
                               Englewood, CO 80112



                           For Telephone Information:

                        (404) 916-9055 or (404) 850-9640





     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Purchaser at the telephone number and address listed above. You may also contact your broker for assistance concerning the Offer. To confirm delivery of your Letter of Transmittal and related documents, please contact the Purchaser.